                                                               EXHIBIT (a)(1)(A)


                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE RELATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                            STERLING COMMERCE, INC.

                                       AT

                              $44.25 NET PER SHARE

                                       BY

                                SBC SILVER, INC.
                          A WHOLLY-OWNED SUBSIDIARY OF

                            SBC COMMUNICATIONS INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MARCH 23, 2000, UNLESS THE OFFER IS EXTENDED.

     THE BOARD OF DIRECTORS OF STERLING COMMERCE, INC. (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT (AS DEFINED HEREIN) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), AND HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT THERETO.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) THAT NUMBER OF SHARES WHICH WOULD REPRESENT AT LEAST A MAJORITY OF THE SHARES OF THE COMPANY ON A FULLY DILUTED BASIS (PROVIDED THAT FOR THE PURPOSES OF THE FOREGOING CALCULATION, OPTIONS TO PURCHASE SHARES THAT ARE OUTSTANDING IMMEDIATELY PRIOR TO THE CONSUMMATION OF THE OFFER AND ARE NOT EXERCISABLE AT SUCH TIME WILL NOT BE TAKEN INTO ACCOUNT). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE INTRODUCTION AND SECTIONS 1 AND 14 HEREOF.

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                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    2
INTRODUCTION................................................    5
THE OFFER...................................................    7
 1. Terms of the Offer; Expiration Date.....................    7
 2. Acceptance for Payment and Payment......................   10
 3. Procedures for Accepting the Offer and Tendering
    Shares..................................................   11
 4. Withdrawal Rights.......................................   13
 5. Certain Federal Income Tax Consequences.................   14
 6. Price Range of the Shares...............................   15
 7. Effect of the Offer on the Market for the Shares; Stock
    Exchange Listing; Exchange Act Registration; Margin
    Regulations.............................................   15
 8. Certain Information Concerning the Company..............   16
 9. Certain Information Concerning Purchaser and Parent.....   18
10. Background of the Offer; Contacts with the Company......   20
11. Purpose of the Offer; Plans for the Company.............   21
12. Source and Amount of Funds..............................   32
13. Dividends and Distributions.............................   32
14. Certain Conditions of the Offer.........................   33
15. Certain Legal Matters; Required Regulatory Approvals....   34
16. Certain Fees and Expenses...............................   36
17. Miscellaneous...........................................   36
Schedule I. Directors and Executive Officers of Parent and
  Purchaser.................................................   38

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                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of his Shares (as defined herein) should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) representing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in
Section 3 or (b) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if he desires to tender such Shares.

     A stockholder who desires to tender his Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                      THE DEALER MANAGER FOR THE OFFER IS:

                            LAZARD FRERES & CO. LLC

February 25, 2000

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                               SUMMARY TERM SHEET

     This summary term sheet is a brief summary of the material provisions of SBC Silver's offer, and is meant to help you understand the offer. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and the information contained in this summary is qualified in its entirety by the fuller descriptions and explanations contained in the later pages of this Offer to Purchase. You are urged to carefully read the entire Offer to Purchase and related Letter of Transmittal prior to making any decision regarding your shares.

Q.   WHO IS OFFERING TO PURCHASE MY SHARES OF COMMON STOCK OF STERLING COMMERCE?

A. SBC Silver, Inc., a Delaware corporation formed solely to make the offer, is offering to purchase your Sterling Commerce shares. We are a wholly-owned subsidiary of SBC Communications Inc. SBC Communications, a Delaware corporation whose securities are traded on the New York Stock Exchange, is a holding company with subsidiaries and affiliates that provide local exchange services, wireless communications, long distance services, Internet services, cable television services, security monitoring, telecommunications equipment, messaging, paging, and directory advertising and publishing. See "Introduction" and Section 9.

Q. WHAT IS SBC SILVER SEEKING TO PURCHASE, AT WHAT PRICE, AND DO I HAVE TO PAY ANY BROKERAGE OR SIMILAR FEES TO TENDER?

A. SBC Silver is offering to purchase all of the outstanding shares of common stock of Sterling Commerce, at a price of $44.25 per share, net to the seller in cash, without interest. If you are the record owner of your shares, you will not have to pay any brokerage or similar fees. However, if you own your shares through a broker or other nominee, your broker or nominee may charge you a fee to tender. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction" and
     Section 9.

Q.   WHY IS SBC SILVER MAKING THIS OFFER?

A. SBC Silver is making this offer to enable SBC Silver to acquire control of Sterling Commerce. See "Introduction" and Section 11.

Q.   HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

A. You have until 12:00 midnight, New York City time, on March 23, 2000. Under certain circumstances, we may extend the offer. If the offer is extended, we will issue a press release announcing the extension on the first business morning following the date the offer was scheduled to expire. See
     Section 1.

Q.   WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE OFFER?

A.   The most important conditions to the offer are the following:

     - that stockholders validly tender and do not withdraw before the expiration of the offer at least a majority of the shares of Sterling Commerce on a fully diluted basis. For the purposes of determining the number of outstanding shares, options to purchase shares that are outstanding immediately before the consummation of the offer and are not exercisable at such time will not be taken into account.

     - that there is no material adverse change to Sterling Commerce prior to the expiration of the offer.

     - the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and certain foreign competition statutes.

     A fuller discussion of the conditions to consummation of the offer may be found in Section 14.

Q.   DOES SBC SILVER HAVE THE FINANCIAL RESOURCES TO MAKE THE PAYMENT?

A. SBC Silver's parent corporation, SBC Communications, will provide SBC Silver with sufficient funds to purchase all shares tendered in the offer. The offer is not conditioned on any financing arrangements. See Section 12.

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Q.   IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

A. SBC Silver does not think its financial condition is relevant to your decision whether to tender shares and accept the offer because the offer is being made for all outstanding shares solely for cash, the offer is not subject to any financing condition and, upon consummation of the offer, SBC Silver will acquire all shares that are not tendered for the same price in the merger. See "Introduction" and Sections 1, 11 and 12.

Q.   HOW DO I ACCEPT THE OFFER AND TENDER MY SHARES?

A. To tender your shares, you must completely fill out the enclosed Letter of Transmittal and deliver it, along with your share certificates, to the depositary prior to the expiration of the offer. If your shares are held in street name (i.e., through a broker, dealer or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you cannot deliver all necessary documents to The Depository Trust Company in time, you might be able to complete and deliver to the depositary, in lieu of the missing documents, the enclosed Notice of Guaranteed Delivery, provided you are able to fully comply with its terms. See Section 3.

Q.   IF I ACCEPT THE OFFER, WHEN WILL I GET PAID?

A. Provided the conditions to the offer are satisfied and SBC Silver consummates the offer and accepts your shares for payment, you will receive a check equal to the number of shares you tendered multiplied by $44.25 as promptly as practicable following the expiration of the offer. SBC Silver expects that checks will be mailed out promptly following expiration of the offer. See Section 2.

Q.   CAN I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

A. You may withdraw a portion or all of your tendered shares by delivering written, telegraphic or facsimile notice to the depositary prior to the expiration of the offer. Further, if SBC Silver has not agreed to accept your shares for payment within 60 days of the commencement of the offer, you can withdraw them at any time after that 60-day period until SBC Silver does accept your shares for payment. Once shares are accepted for payment, they cannot be withdrawn. See Section 4.

Q.   WHAT DOES THE BOARD OF DIRECTORS OF STERLING COMMERCE THINK OF THIS OFFER?

A. The Board of Directors of Sterling Commerce has unanimously approved the merger agreement, and the transactions contemplated by the merger agreement, including the offer and the merger, and has unanimously determined that the offer and the merger are advisable and fair to and in the best interests of, Sterling Commerce's stockholders.

     The Board further recommends that stockholders of Sterling Commerce accept the offer and tender their shares. See "Introduction."

Q.   HAVE ANY STOCKHOLDERS ALREADY DECIDED TO TENDER THEIR SHARES?

A. Yes. Sterling L. Williams, Chairman of the Board and co-founder with Sam Wyly of Sterling Commerce's former parent company, Sterling Software, Inc.; Sam Wyly, director of and co-founder with Mr. Williams of Sterling Commerce's former parent company; Charles J. Wyly, Jr., director of Sterling Commerce and brother of Sam Wyly; and Warner C. Blow, Chief Executive Officer and director of Sterling Commerce, have each agreed to tender all of their outstanding shares of Sterling Commerce stock in the offer. Their shares represent approximately 1.3 million shares of common stock of Sterling Commerce as of January 31, 2000.

Q.   WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION?

A. The receipt of cash by you in exchange for your Shares pursuant to the offer, the merger or upon exercise of appraisal rights is taxable for federal income tax purposes and may be taxable under applicable state, local or foreign tax laws. In general, you will recognize capital gain or loss equal to the difference between your adjusted tax basis in the shares you tender and the amount of cash you receive for those shares. You should consult your tax advisor about the particular effect tendering will have on your shares. See Section 5.

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Q.   WHAT WILL HAPPEN TO STERLING COMMERCE?

A. If the offer is consummated, under a merger agreement among SBC Silver, Sterling Commerce and SBC Communications, SBC Silver will be merged with and into Sterling Commerce, with Sterling Commerce surviving as a subsidiary of SBC Communications.

     Further, following the consummation of the offer, under the merger agreement, Sterling Commerce is required to take certain actions so that representatives of SBC Communications will constitute at least a majority of the members of the Board of Directors of Sterling Commerce. See Section 11.

Q. IF I DO NOT TENDER BUT THE TENDER OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO MY SHARES?

A. Even if you do not tender your shares, if the offer is consummated, SBC Communications acquires control of Sterling Commerce and SBC Silver merges with Sterling Commerce, all remaining stockholders of Sterling Commerce at the time of the merger, other than those that properly assert appraisal rights, will receive $44.25 per share in cash for each share of Sterling Commerce common stock, without interest.

     Even if SBC Silver does not merge with Sterling Commerce, the number of stockholders of Sterling Commerce may be so small that they will no longer be traded on the New York Stock Exchange or any other national exchange. Also, Sterling Commerce may cease to comply with SEC rules governing publicly-held companies. See Section 11.

Q.   ARE DISSENTERS RIGHTS AVAILABLE IN EITHER THE OFFER OR THE MERGER?

A. Dissenters rights are not available in the offer. However, if you choose not to tender, and the offer is consummated, dissenters rights will be available in the merger of SBC Silver and Sterling Commerce. If you choose to exercise your dissenters rights, and you comply with the applicable legal requirements, you will be entitled to payment for your shares based on a fair and independent appraisal of the market value of your shares. This market value may be more or less than $44.25 per share.

Q.   WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

A. On February 18, 2000, the last trading day before the public announcement of the execution of the merger agreement, the shares of Sterling Commerce closed on the New York Stock Exchange at $31.26 per share. On February 24, 2000, the last trading day before the commencement of the offer, the shares of Sterling Commerce closed on the New York Stock Exchange at $43.56. Please obtain a recent quotation for your shares prior to deciding whether or not to tender. See Section 6.

Q.   WHO CAN I CALL WITH QUESTIONS?

A. You can call Georgeson Shareholder Communications Inc. at 1-800-223-2064 with any questions you may have.

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To: All Holders of Shares of Common Stock (Including the Related Preferred Stock
    Purchase Rights) of Sterling Commerce, Inc.:

                                  INTRODUCTION

     SBC Silver, Inc., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of SBC Communications Inc., a Delaware corporation ("SBC Communications" or "Parent"), hereby offers to purchase all outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of Sterling Commerce, Inc., a Delaware corporation ("Sterling Commerce" or the "Company"), and the related rights to purchase shares of the Series A Junior Participating Preferred Stock of the Company (the "Rights" and, together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement, dated as of December 18, 1996, by and between the Company and The First National Bank of Boston, as Rights Agent (as amended, the "Rights Agreement"), at a price of $44.25 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer").

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 18, 2000 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. Pursuant to the Merger Agreement and in accordance with the Delaware General Corporation Law, (the "DGCL"), as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions, including the purchase of Shares pursuant to the Offer and the approval and adoption of the Merger Agreement by the stockholders of the Company (if required by applicable law), Purchaser will be merged with and into the Company (the "Merger"), and the Company will be the surviving corporation in the Merger. At the effective time of the Merger (the "Effective Time"), each Share then outstanding, other than Shares held by (i) the Company or any of its subsidiaries, (ii) Parent, Purchaser or any of Parent's other subsidiaries and
(iii) stockholders who have properly exercised their dissenters' rights under the DGCL, will be cancelled and converted automatically into the right to receive the Offer Price, or any higher price per Share paid in the Offer, without interest. The Merger Agreement is more fully described in Section 11.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT THERETO.

     GOLDMAN SACHS & CO., THE COMPANY'S FINANCIAL ADVISOR ("GOLDMAN SACHS"), HAS DELIVERED TO THE COMPANY ITS WRITTEN OPINION, DATED FEBRUARY 18, 2000, THAT THE OFFER PRICE AND THE MERGER CONSIDERATION (AS DEFINED IN THE MERGER AGREEMENT) ARE FAIR TO STOCKHOLDERS OF THE COMPANY FROM A FINANCIAL POINT OF VIEW. A COPY OF THE OPINION OF GOLDMAN SACHS IS CONTAINED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9") FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER, A COPY OF WHICH IS BEING FURNISHED TO STOCKHOLDERS CONCURRENTLY HEREWITH.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN
SECTION 1 BELOW) THAT NUMBER OF SHARES WHICH WOULD REPRESENT AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (PROVIDED THAT FOR THE PURPOSES OF THE FOREGOING CALCULATION, OPTIONS TO PURCHASE SHARES THAT ARE OUTSTANDING IMMEDIATELY PRIOR TO THE CONSUMMATION OF THE OFFER AND ARE NOT EXERCISABLE AT SUCH TIME WILL NOT BE TAKEN INTO ACCOUNT) (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTIONS 1 AND 14.

     The Company has informed Purchaser that, at the close of business on January 31, 2000, (i) 80,040,334 shares were issued and outstanding (ii) 20,903,047 shares were reserved for issuance upon the exercise of outstanding options to purchase Shares (each, a "Company Stock Option") pursuant to the
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Company's Amended and Restated 1996 Stock Option Plan, the Company's 1999 Stock
Option Plan, the XcelleNet, Inc. 1987 Stock Option Plan as amended, the XcelleNet, Inc. 1996 Long Term Incentive Plan and the XcelleNet, Inc. Stock Option Plan for Outside Directors (collectively, the "Company Stock Option Plans"), of which 17,714,490 were subject to outstanding Company Stock Options and (iii) 4,000,000 were reserved for issuance pursuant to the Company's Employee Stock Purchase Plan, of which 280,661 have been purchased and issued as of January 31, 2000. Accordingly, based on this information, there are 97,754,824 Shares outstanding, assuming (i) that no Shares were issued (other than those reserved for issuance on January 31, 2000 for vested Company Stock Options then outstanding) or acquired by the Company after January 31, 2000,
(ii) the exercise of all vested options outstanding as of January 31, 2000, and
(iii) there are no other obligations on the part of the Company to issue Shares. Based on the foregoing, the Purchaser believes the Minimum Condition will be satisfied if 48,877,413 Shares are validly tendered pursuant to the Offer and not withdrawn.

     Certain other conditions to the consummation of the Offer are described in
Section 14. Purchaser expressly reserves the right to waive any one or more of the conditions to the Offer, other than the Minimum Condition. See Sections 14 and 15.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees. Purchaser will pay all charges and expenses of BankBoston, N.A., as Depositary (the "Depositary"), Lazard Freres & Co. LLC ("Lazard"), as Dealer Manager (the "Dealer Manager") and Georgeson Shareholder Communications, Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     Sterling L. Williams, Chairman of the Board and co-founder with Sam Wyly of the Company's former parent company, Sterling Software, Inc.; Sam Wyly, Director of the Company and co-founder with Mr. Williams of the Company's former parent company; Charles J. Wyly, Jr., director of the Company and brother of Sam Wyly; and Warner C. Blow, Chief Executive Officer and director of the Company, have all executed a Stockholder's Agreement, pursuant to which each has agreed to tender all Shares he owns, and in any event to vote in favor of the Merger Agreement and the Merger and against certain competing proposals to purchase the Company with respect to any Shares they may own as of the record date of a stockholder's meeting at which such matters will be considered. As of the date hereof, these persons own approximately 1.3 million outstanding Shares. See
Section 11.

     All of the executive officers and directors of the Company who own Shares have informed Parent that they intend to tender their Shares pursuant to the Offer.

     The Merger Agreement provides that, promptly upon the purchase and payment by Purchaser or Parent of any Shares pursuant to the Offer, Parent will be entitled to designate such number of directors, rounded up to the nearest whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to the directors to be elected as described in this sentence) multiplied by the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding. The Company has agreed to increase the size of the Company Board or secure the resignations of incumbent directors or both in order to enable Parent's designees to be so elected, provided that at least two current directors will remain on the Company Board until the Merger is consummated. See
Section 11.

     Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of stockholders of the Company of the Merger Agreement and the Merger, if required by applicable law and the Company's Certificate of Incorporation. See Section 11. Under the DGCL and pursuant to the Company's Certificate of Incorporation, the affirmative vote of the holders of a majority of outstanding Shares, voting together as a single class, is the only vote of any class or series of the Company's capital stock that would be necessary to approve the Merger Agreement and the Merger at a meeting of the Company's stockholders. If the Minimum Condition is satisfied and Purchaser purchases at least a majority of the Shares on a fully-diluted basis entitled to vote on the approval of the Merger and the Merger Agreement, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder. Pursuant to
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the Merger Agreement, Parent has agreed to vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of its other subsidiaries or affiliates controlled by Parent in favor of the approval of the Merger and the approval and adoption of the Merger Agreement. The Merger Agreement is more fully described in Section 11.

     Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "Short-Form Merger"). If Purchaser acquires an aggregate of at least 90% of the outstanding Shares pursuant to the Offer or otherwise, then, at the election of Parent, a Short-Form Merger of Purchaser with and into the Company could be effected without any further approval of the Company Board or the stockholders of the Company. Even if Purchaser does not own 90% of the outstanding Shares following consummation of the Offer, Parent could seek to purchase additional Shares in the open market or otherwise in order to reach the applicable 90% threshold and employ such a Short-Form Merger. The per share consideration paid for any Shares so acquired in open market purchases may be greater or less than the Offer Price. Parent presently intends to effect a Short-Form Merger, if permitted to do so under the DGCL, pursuant to which Purchaser will be merged with and into the Company. See
Section 11.

     The Company has distributed one Right for each outstanding Share pursuant to the Rights Agreement. The Company has represented in the Merger Agreement that the Rights Agreement has been amended to (i) render the Rights Agreement inapplicable to the Offer and the Merger and the other transactions contemplated by the Merger Agreement and (ii) ensure that (a) neither Parent nor any of its subsidiaries is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement and (b) a Share Acquisition Date, Distribution Date or Triggering Event (each as defined in the Rights Agreement) does not occur by reason of the approval, execution or delivery of the Merger Agreement, the consummation of the Offer and the Merger or the consummation of the other transactions contemplated thereby.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

     1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and thereby purchase all Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 4 on or prior to the Expiration Date (as hereinafter defined). The term "Expiration Date" means 12:00 midnight, New York City time, on March 23, 2000, unless and until Purchaser, in accordance with the terms of the Offer, but subject to the limitations set forth in the Merger Agreement, extends the period of time for which the Offer is open, in which event the term "Expiration Date" means the time and date at which the Offer, as so extended by Purchaser, will expire.

     Without the consent of the Company, Purchaser may not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) modify or add to the offer conditions set forth in the Merger Agreement and described in
Section 14 below or otherwise amend conditions precedent to Purchaser's obligation to consummate the Offer or otherwise amend the Offer in any manner adverse to the holders of the Shares, (iv) except as provided in the next three sentences, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) waive the Minimum Condition. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer from time to time if at the initial Expiration Date or any extension thereof (I) any of the following conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived but not beyond 60 days after the date of the commencement of the Offer: (a) that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR
Act"), and certain foreign competition statutes shall have expired or terminated, or (b) that the Company take certain agreed upon actions to ensure that it operates in a manner consistent with those provisions of the Communications Act of 1934, as amended (the "Communications Act"), that are applicable to a "Bell Operating Company" or its "affiliates" or (II) the Company or any
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person that (directly or indirectly) is more than 10% owned by, or controlled by or is under common control with, the Company, does not operate in a manner consistent with the provisions of the Communications Act as applicable to a "Bell Operating Company" or its "affiliates" that does not have authority to provide non-incidental interLATA telecommunications services originating in any state in which the Company or any such person does business as of such date (provided, however, that this extension right may not be exercised by Parent or Purchaser if the failure of the Company or any such person to be so operating results from any failure by Parent or Purchaser to perform any of its obligations under the Merger Agreement), until 15 days after the previously-scheduled Expiration Date; provided, however, that Purchaser may, without the consent of the Company, extend the Offer for not more than an additional 60 days beyond such initial 60-day extension period if (a) the Offer shall not have been consummated as a direct result of the failure of the conditions set forth in clauses (I)(a) or (b) above to have been satisfied, (b) with respect to the condition set forth in such clause (I)(a), Purchaser is endeavoring in good faith to satisfy such condition and (c) the reason that such conditions have not been satisfied is not due to a breach by Purchaser of its obligations under the Merger Agreement and (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer but not beyond 60 days after the date of the commencement of the Offer. The terms "affiliate," "own" and "Bell Operating Company," have the meanings set forth in Sections 3(1) and 3(4), respectively, of the Communications Act. In addition, Purchaser will at the request of the Company extend the Offer from time to time if on the Expiration Date any of the conditions to Purchaser's obligation to purchase Shares shall not be satisfied; provided, however, that Purchaser will not be required to extend the Offer beyond 60 days after the date of the commencement of the Offer; provided further, however, that Purchaser will, at the Company's request, extend the Offer for not more than an additional 60 days beyond such initial 60-day extension period if (a) the Offer shall not have been consummated as a direct result of the failure of the condition set forth in clause (I)(a) above to have been satisfied, (b) the Company is cooperating in good faith to enable Purchaser to satisfy such condition and (c) the reason that such condition has not been satisfied is not due to a breach by the Company of its obligations under the Merger Agreement. Further, if, immediately prior to the Expiration Date, the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the outstanding Shares, Purchaser may (x) extend the Offer for a period not to exceed five business days, notwithstanding that all conditions to the Offer are satisfied as of such Expiration Date, provided that upon such extension Parent and Purchaser shall be deemed to have waived all of the offer conditions set forth in the Merger Agreement and described in Section 14 below (other than the Minimum Condition) and (y) amend the Offer to include a Subsequent Offering Period (as defined below) not to exceed ten business days to the extent permitted under Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), if available.

     Subject to the applicable regulations of the Commission, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act described below, pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if any of the conditions referred to in Section 14 have not been satisfied or upon the occurrence of any of the events specified in Section 14 and which events continue in effect immediately prior to the expiration of the Offer, in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. Purchaser acknowledges (i) that Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) that Purchaser may not delay acceptance for payment of, or payment for any Shares upon the occurrence of any of the conditions specified in Section 14 without extending the period of time during which the Offer is open.

     If Purchaser extends the Offer or if Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under Section 4. However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer, unless such bidder elects to offer a subsequent offering period (a "Subsequent Offering Period") under Rule 14d-11 under the Exchange Act and pays for Shares tendered during the Offer and the Subsequent Offering Period in accordance with Rule 14d-11 and the terms of the Merger Agreement.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14e-1(e) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform such holders of such change), Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service.

     If Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination to stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     Pursuant to Rule 14d-11 under the Exchange Act, Purchaser may, subject to certain conditions, include a Subsequent Offering Period following the expiration of the Offer on the Expiration Date. Rule 14d-11 provides that Purchaser may include a Subsequent Offering Period so long as, among other things, (1) the Offer remained open for a minimum of 20 business days and has expired, (2) the Offer was for all outstanding Shares, (3) Purchaser accepts and promptly pays for all Shares tendered during the Offer, (4) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, (5) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period and (6) Purchaser pays the Offer Price for all Shares tendered in the Subsequent Offering Period. Purchaser will be able to include a Subsequent Offering Period if it satisfies the conditions above. In a public release, the Commission expressed the view that the inclusion of a Subsequent Offering Period would constitute a material change to the terms of the Offer requiring Purchaser to disseminate new information to stockholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date (generally five business days). In the event Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of the Company consistent with the requirements of the Commission.

     A Subsequent Offering Period, if one is included, is not an extension of the Offer. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer, in which stockholders may tender Shares not tendered during the Offer. Purchaser does not currently intend to include a Subsequent Offering Period in the Offer, although it reserves the right to do so in its sole discretion.

     Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights will apply to Shares tendered in a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same consideration, the Offer Price, will be paid to stockholders tendering Shares in the Offer or in a Subsequent Offering Period, if one is included.

     The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares, or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Purchaser will purchase, by accepting for payment, and will pay for all Shares validly tendered and not withdrawn (as permitted by Section 4) prior to the Expiration Date promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions to the Offer set forth in Section 14, including without limitation the expiration or termination of the waiting period applicable to the acquisition of Shares pursuant to the Offer under the HSR Act and certain foreign competition statutes.

     Purchaser and the Company have filed on February 25, 2000 with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") Premerger Notification and Report Forms under the HSR Act with respect to the Offer. Accordingly, the waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., New York City time, on March 11, 2000, unless prior to the expiration or termination of the waiting period the FTC or the Antitrust Division extends the waiting period by requesting additional information from Parent or the Company. If such a request is made, the waiting period applicable to the Offer will expire on the tenth calendar day after the date of substantial compliance by Parent or the Company, as applicable, with such request. Thereafter, the waiting period may only be extended by court order. The waiting period under the HSR Act may be terminated by the FTC and the Antitrust Division prior to its expiration. For information with respect to approvals required to be obtained prior to the consummation of the Offer, including under the HSR Act and other approvals, see Section 15.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY PURCHASER BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates representing Shares are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     IF, PRIOR TO THE EXPIRATION DATE, PURCHASER INCREASES THE CONSIDERATION OFFERED TO HOLDERS OF SHARES PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION WILL BE PAID TO ALL HOLDERS OF SHARES THAT ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH INCREASE IN CONSIDERATION.

     Purchaser reserves the right to transfer or assign to one or more of Purchaser's subsidiaries or affiliates, in whole or from time to time in part, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

VALID TENDER OF SHARES

     Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) certificates representing tendered Shares must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with.

     THE METHOD OF DELIVERY OF CERTIFICATES REPRESENTING TENDERED SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY TRANSFER

     The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

     DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

SIGNATURE GUARANTEES

     No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book

Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

GUARANTEED DELIVERY

     If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three (3) trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange (the "NYSE") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when certificates representing, or Book-Entry Confirmations of, such Shares are received into the Depositary's account at a Book-Entry Transfer Facility.

BACKUP FEDERAL TAX WITHHOLDING

     Under the federal income tax laws, payments in connection with the Offer and the Merger may be subject to "backup withholding" at a rate of 31% unless a stockholder that holds Shares (i) provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder's social security number) and any other required information, or (ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. To prevent backup federal income tax withholding on payments with respect to the purchase price of Shares purchased pursuant to the Offer, each stockholder should provide the Depositary with his correct taxpayer identification number and certify that he is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 10 of the Letter of Transmittal.

APPOINTMENT AS PROXY

     By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of Purchaser, and each of them, as such stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment and paid for by Purchaser and with respect to any and all other Shares and other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser pays for such Shares by depositing the purchase price therefor with the Depositary. Upon such payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares, and such other securities or rights granted prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will, with respect to the Shares for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof. Purchaser requires that, in order for Shares to be deemed validly tendered, immediately upon the payment for such Shares, Purchaser or its designee must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

DETERMINATION OF VALIDITY

     All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders.

     Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, Parent or any of their affiliates or assigns, if any, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after April 25, 2000 (or such later date as may apply in case the Offer is extended). A withdrawal of a share of Common Stock will also constitute a withdrawal of the related Right. Rights may not be withdrawn unless the related shares of Common Stock are also withdrawn.

     If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

     No withdrawal rights will apply to Shares tendered during any Subsequent Offering Period and no withdrawal rights apply during any such Subsequent Offering Period with respect to shares tendered in the Offer and accepted for payment.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent or any of their affiliates or assigns, if any, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The receipt of cash in exchange for Shares pursuant to the Offer, the Merger or upon the exercise of appraisal rights will be taxable for federal income tax purposes and may also be taxable under applicable state, local or foreign tax laws. A stockholder who receives cash will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by the stockholder and the stockholder's adjusted tax basis in the Shares exchanged therefor. Gain or loss must be determined separately for each block of Shares exchanged (for example, Shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss (provided that the Shares are held as capital assets) and any such capital gain or loss will be long term if, as of the date of the exchange, the Shares were held for more than one year.

     The foregoing discussion may not be applicable to certain types of stockholders, including stockholders who acquired Shares pursuant to the exercise of options or otherwise as compensation, individuals who are not citizens or residents of the United States and foreign corporations, Shares held as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment, or entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (such as dealers in securities or foreign currency, insurance companies, regulated investment companies, tax-exempt entities, financial institutions, and investors in pass-through entities).

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER

OF THE OFFER AND THE MERGER, INCLUDING FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES.

     6. PRICE RANGE OF THE SHARES. According to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1999 (the "1999 Annual Report"), the Shares are listed and traded principally on the NYSE under the symbol "SE." The following table sets forth, for the periods indicated, the reported high and low sales prices for the Shares on the NYSE Composite Tape, all as reported in published financial sources.

                                                               HIGH      LOW
                                                              ------    ------
FISCAL YEAR ENDING SEPTEMBER 30, 2000
  Second Quarter (through February 18)......................  $36.75    $25.00
  First Quarter.............................................   36.50     17.94
FISCAL YEAR ENDING SEPTEMBER 30, 1999
  Fourth Quarter............................................  $38.13    $18.50
  Third Quarter.............................................   44.50     26.00
  Second Quarter............................................   46.44     24.13
  First Quarter.............................................   46.00     20.13
FISCAL YEAR ENDING SEPTEMBER 30, 1998
  Fourth Quarter............................................  $48.50    $30.00
  Third Quarter.............................................   48.75     37.50
  Second Quarter............................................   50.25     33.50

     On February 18, 2000, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, the reported closing price on the NYSE Composite Tape for the Shares was $31.56 per Share. On February 24, 2000, the last full day of trading prior to the commencement of the Offer, according to published sources, the reported closing price on the NYSE Composite Tape for the Shares was $43.56 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     The Company represented in the Merger Agreement that at the close of business on January 31, 2000, there were 80,040,334 shares outstanding.

     7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK EXCHANGE LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES

     The purchase of Shares pursuant to the Offer will reduce the number of Shares that trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public.

STOCK EXCHANGE LISTING

     According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 shares should fall below 400, the number of record holders of at least 100 shares should fall below 1,200 and the average monthly trading volume should be less than 100,000 shares for the most recent 12 month period, the number of publicly held Shares (exclusive of holdings of officers, directors, their immediate families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000.

     Depending upon the number of Shares acquired pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE or any other exchanges upon which the Shares are listed. If as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and/or trading and such trading of the Shares was discontinued, the market for the Shares could be adversely affected.

     If the Shares were no longer listed or traded on the NYSE, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations would be reported by such exchange, through the Nasdaq or other sources. Such trading and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below and other factors.

EXCHANGE ACT REGISTRATION

     The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a), no longer applicable to the Company. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

     Purchaser currently intends to seek delisting of the Shares from the NYSE and the termination of the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. If the NYSE listing and the Exchange Act registration of Shares are not terminated prior to the Merger, then it is anticipated that the Shares will be delisted from the NYSE and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger. See Section 11.

MARGIN REGULATIONS

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which have the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

     8. CERTAIN INFORMATION CONCERNING THE COMPANY. According to the 1999 Annual Report, the Company was incorporated in the State of Delaware in December 1995 as a wholly owned subsidiary of Sterling Software, Inc. ("Sterling Software"). On September 23, 1996, the Board of Directors of Sterling Software declared a special dividend consisting of the distribution of all shares of common stock of the Company held by Sterling Software on September 30, 1996, payable pro rata to the holders of record of Sterling Software's common stock as of the close of business on such date. As a result, effective September 30, 1996, the Company ceased to be a subsidiary of Sterling Software.

     The Company is a worldwide leader in providing E-Business integration solutions for Global 5000 and other companies and their commerce communities. The Company develops, markets and supports software products and provides services and consulting that enable businesses to engage in E-Business communications and transactions with their partners and other E-Community constituents. The principal executive offices of the Company are located at 300 Crescent Court, Suite 1200, Dallas, Texas 75201 and its telephone number is 214-981-1100.

     The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the Commission's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material should also be available for inspection at the offices of the New York Stock Exchange, 200 Broad Street, New York, New York 10005.

     In connection with this transaction, the Company provided Parent with certain financial information relating to the projected potential performance of the Company over the next four years (the "Projections"). The Company does not as a matter of course make public forecasts as to future operations.

     PROJECTIONS OF THIS TYPE ARE BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC, INDUSTRY AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS WOULD BE REALIZED OR THAT ACTUAL RESULTS WOULD NOT BE SIGNIFICANTLY HIGHER OR LOWER THAN THOSE PROJECTED. IN ADDITION, THE PROJECTIONS WERE PREPARED BY THE COMPANY NOT WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS. THE INCLUSION OF THIS INFORMATION SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT, PURCHASER, THE COMPANY OR ANY OF THEIR RESPECTIVE ADVISORS OR ANYONE WHO RECEIVED THIS INFORMATION CONSIDERED IT A RELIABLE PREDICTOR OF FUTURE OPERATING RESULTS AND THIS INFORMATION SHOULD NOT BE RELIED UPON AS SUCH. THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS RELATING TO THE BUSINESSES OF THE COMPANY WHICH, ALTHOUGH CONSIDERED REASONABLE BY THE COMPANY, MAY NOT BE REALIZED, AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. NONE OF THE PARENT, PURCHASER, THE COMPANY OR ANY OTHER PARTY ASSUMES RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF THE FOLLOWING PROJECTIONS.

                                                      FOR THE YEARS ENDED SEPTEMBER 30,            CAGR(%)
                                               ------------------------------------------------    1999E-
                                                2000E       2001E        2002E         2003E        2003E
                                               --------    --------    ----------    ----------    -------
                                               (DOLLARS IN MILLIONS EXCEPT FOR PER SHARE ITEMS)
Sales........................................   664.1       821.2       1,043.0       1,341.2       24.4
COGS.........................................   134.1       160.9         204.4         262.9       24.1
                                                -----       -----       -------       -------       ----
Gross Profit.................................   530.0       660.4         838.6       1,078.3       24.4
Product Dev./Enhan...........................    32.4        40.0          50.8          65.4       20.6
SG&A.........................................   280.4       347.9         440.8         565.0       25.5
                                                -----       -----       -------       -------       ----
EBIT(a)......................................   217.3       272.4         347.0         447.9       23.8
Other Int/Exp(b).............................    13.4        20.1          23.6          28.1        5.4
                                                -----       -----       -------       -------       ----
Income Before Tax............................   230.7       292.5         370.6         476.0       21.7
Income Taxes.................................    83.0       103.8         129.7         166.6       21.1
                                                -----       -----       -------       -------       ----
Net Income...................................   147.7       188.7         240.9         309.4       22.0
Shares Outstanding...........................    81.9        84.0          86.0          88.0
EPS..........................................    1.80        2.25          2.80          3.52       24.4
Sales Growth (%).............................    18.5        23.7          27.0          28.6
Gross Margin (%).............................    79.8        80.4          80.4          80.4
EBIT Margin (%)..............................    32.7        33.2          33.3          33.4

---------------

(a) Reduced EBIT by projected EBIT from the Company's Managed Systems Division ("MSD"), but increased EBIT by current goodwill amortized with MSD.

(b)  Adjusted for interest income anticipated from sale of MSD.

     NONE OF THE COMPANY, PARENT, PURCHASER OR ANY OTHER PARTY INTENDS TO UPDATE OR OTHERWISE REVISE THE FOREGOING PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THE PROJECTIONS WERE PREPARED OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

     9. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT. Parent ranks among the largest providers of telecommunications services in the United States and the world. Through its subsidiaries, Parent provides a comprehensive offering of communications services and products in the United States and has investments in 23 other countries around the world. Parent offers its services and products to businesses and consumers, as well as other providers of telecommunications services.

     The services and products that Parent offers vary by market, and include: local exchange services, wireless communications, long distance services, Internet services, cable television services, security monitoring, telecommunications equipment, messaging, paging, and directory advertising and publishing. Parent groups its operating subsidiaries as follows:

     - wireline subsidiaries provide primarily land and wire based services,

     - wireless subsidiaries provide primarily radio wave based services,

     - information and entertainment subsidiaries provide services primarily related to directory advertising and publishing, cable television, and security monitoring services, and

     - international subsidiaries hold investments in foreign entities outside of the United States.

     Parent's principal wireline subsidiaries provide telecommunications services in California, Texas, Illinois, Michigan, Ohio, Missouri, Connecticut, Indiana, Wisconsin, Oklahoma, Kansas, Arkansas, and Nevada (13-state area). Certain wireline local exchange services offered in the 13-state area are provided through regulated subsidiaries which operate within authorized regions (in-region) subject to regulation by each state in which they operate and by the Federal Communications Commission.

     Parent is a holding company whose subsidiaries and affiliates operate predominantly in the communications services industry. Parent's subsidiaries and affiliates provide wireline and wireless telecommunications services and equipment, directory advertising, publishing and cable television services. Parent's principal

Wireline subsidiaries are Southwestern Bell Telephone Company, providing telecommunications services over approximately 16 million access lines in Texas, Missouri, Oklahoma, Kansas and Arkansas (five state area) and Pacific Bell, providing telecommunications services over approximately 18 million access lines in California. Parent also provides telecommunications services through The Southern New England Telephone Company subsidiary over approximately 2 million access lines in Connecticut, and over approximately 300,000 access lines in Nevada through its Nevada Bell subsidiary. In addition, Parent recently acquired, Ameritech Corporation, a holding company whose subsidiaries and affiliates provide landline and wireless telecommunications and related services in Illinois, Indiana, Michigan, Ohio and Wisconsin, wireless telecommunications and related services in Missouri, Minnesota and Hawaii and security monitoring services in most of the United States' largest metropolitan areas.

     Parent was incorporated under the laws of the State of Delaware in 1983 and has its principal executive offices at 175 E. Houston, San Antonio, Texas 78205-2233 and its telephone number is 210-821-4105.

     Parent is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information may be obtained in the same manner as described in Section 8 above.

     Purchaser was incorporated in February 2000 under the laws of the State of Delaware for the purpose of acquiring the Company. Purchaser is a wholly owned subsidiary of Parent. Purchaser has not, and is not expected to, engage in any business other than in connection with its organization, the Offer and the Merger. Its principal executive offices and telephone number are that of Parent.

     Purchaser is not subject to the informational filing requirements of the Exchange Act, and, accordingly, does not file reports or other information with the Commission relating to its business, financial condition and other matters.

     Because the consideration offered consists solely of cash, the Offer is not subject to any financing condition, Parent is a public reporting company under
Section 13(a) or 15(d) of the Exchange Act and files reports electronically with the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system and the offer is for all of the outstanding Shares, Purchaser believes the financial condition of Parent, Purchaser and their affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer. However, consolidated financial statements (including notes thereto) of Parent are contained in Parent's Annual Report on Form 10-K for the year ended December 31, 1998 and in Parent's Quarterly Reports on Form 10-Q for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner described in Section 8 above.

     The name, business address and telephone number, citizenship, present principal occupation and employment history of each of the directors and executive officers of Parent and Purchaser are set forth in Schedule I of this Offer to Purchase.

     Except as set forth elsewhere in this Offer to Purchase, (i) neither Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Parent or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company and
(ii) neither Parent, Purchaser nor, to the knowledge of either Parent or Purchaser, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days.

     Except as set forth in this Offer to Purchase, none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed on
Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contracts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule I to this Offer to

Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I have, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in
Schedule I have, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction of settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

     10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     On October 8, 1999, representatives of Goldman, Sachs & Co. ("Goldman, Sachs"), the financial advisor to the Company, contacted representatives of Parent regarding a potential business combination involving the Company. On October 8, 1999, a representative of Goldman, Sachs sent preliminary information regarding the Company and a draft confidentiality agreement to Steve McGaw, Managing Director -- Corporate Development of Parent.

     On November 17, 1999, Paul Driscoll, Director -- Corporate Development of Parent, contacted representatives of Goldman, Sachs to inform them of Parent's interest in participating in the process to review the Company. Between November 17 and November 19, 1999, representatives of Parent and Goldman, Sachs negotiated and executed the confidentiality agreement.

     On November 19, 1999, a representative of Goldman, Sachs sent to Parent a description of the Company's business, certain financial information relating to the Company and instructions for submitting a preliminary indication of interest. On November 23, 1999, SBC executed the confidentiality agreement. On November 23, 1999, representatives of Parent contacted representatives of Lazard requesting that Lazard serve as investment banker to Parent in connection with the potential acquisition of the Company.

     In accordance with the instructions provided by Goldman, Sachs, on December 1, 1999, Parent submitted a non-binding proposal for the acquisition of all of the Company's shares and share equivalents (the "Non-Binding Proposal"). In the Non-Binding Proposal, Parent indicated that, based on a preliminary review of information provided by the Company, it was interested in acquiring the Company in a transaction where the Company's shareholders (and holders of share equivalents) would receive cash in the range of $3.0 to $3.5 billion. Parent further indicated that a final price would be determined after a comprehensive financial and legal due diligence review.

     On December 9 and 10, 1999, representatives of Parent, including attorneys from Weil, Gotshal & Manges LLP, Parent's outside counsel ("Weil, Gotshal") and representatives of Lazard, reviewed certain of the Company's financial and legal documents in New York City. On December 13, 1999, representatives of the Company met with, and made a presentation to, representatives of Parent, as well as representatives of Lazard.

     By letter, dated January 5, 1999 (the "January 5 Letter"), Goldman, Sachs, on behalf of the Company, invited Parent to submit a final proposal to acquire the Company. In the January 5 Letter, Goldman, Sachs stated that the specific deadline for submission of proposals would be communicated to SBC by the middle of January. Also provided with the January 5 Letter was a draft merger agreement (the "Merger Agreement") for use in the submission of proposals.

     Between January 8-9, 2000, representatives of Parent and Lazard met with representatives of the Company at the Company's offices in Columbus, Ohio to discuss certain financial and operational matters relating to the Company. On January 21, 2000, representatives of Goldman, Sachs informed Parent that the deadline for submission of proposals would be February 11, 2000. Additional meetings between representatives of Parent and the Company were held in Dallas, Texas on January 21, 2000 and Columbus, Ohio from February 1 to 2, 2000.

     On February 11, 2000, Parent submitted a proposal to the Company to purchase all outstanding shares and options of the Company at a price of $44.25 per share, in cash, representing an equity value of approximately $3.9 billion and also submitted a mark-up of the Merger Agreement. The proposal was not subject to any financing contingencies.

     On February 13, 2000, Representatives of Goldman, Sachs notified representatives of Parent that the Company desired to proceed with negotiations with Parent.

     Beginning on February 14, 2000, representatives of Parent, Weil, Gotshal, the Company and the Company's outside counsel, Skadden, Arps, Slate, Meagher & Flom LLP, met in person and telephonically to negotiate the final form of Merger Agreement. As a condition to entering into the Merger Agreement, Parent requested that certain officers and directors of the Company enter into a stockholder's agreement, whereby each such person would agree to tender their shares of Company Common Stock in the tender offer, and also agreed to vote such shares in favor of the merger and against any competing transaction. In addition, during the week of February 14, 2000, Parent discussed the future terms of employment for certain key employees of the Company.

     On February 18, 2000, the Company's board of directors held a special meeting to consider the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. All of the Company's directors were present at the meeting. At such meeting, the board (i) unanimously determined that each of the Merger Agreement, the Offer and the Merger are advisable and fair to and in the best interests of the stockholders of the Company, (ii) unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer, the acquisition of Shares pursuant to the Offer and the Merger, and (iii) resolved to recommend that the stockholders of the Company accept the Offer, approve the Merger and approve and adopt the Merger Agreement.

     On February 18, 2000, the board of directors of Parent held a special meeting to consider the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. At such meeting, Parent's board approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

     The Merger Agreement and Stockholder's Agreement were finalized and executed on February 18, 2000.

     On the morning of February 22, 2000, before the opening of trading on the New York Stock Exchange, Parent and the Company issued a joint press release announcing that they had executed the Merger Agreement.

     11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.

     The purpose of the Offer is to enable Parent and Purchaser to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer. Purchaser intends to consummate the Merger as soon as possible following the consummation of the Offer.

     Stockholders of the Company who tender and sell their Shares in the Offer will cease to have any equity interest in the Company and any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory appraisal rights under Section 262 of the DGCL. Similarly, after selling their Shares in the Offer or the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company.

     Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary pursuant to a Short-Form Merger, without any action or vote on the part of the board of directors or the stockholders of such other corporation. In the event that Purchaser acquires in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise, then, at the election of

Parent, a Short-Form Merger of Purchaser with and into the Company could be effected without any further approval of the Company Board or the stockholders of the Company. Even if Purchaser does not own 90% of the outstanding Shares following consummation of the Offer, Parent could seek to purchase additional Shares in the open market or otherwise in order to reach the applicable 90% threshold and employ such a Short-Form Merger. The per share consideration paid for any Shares so acquired in open market purchases may be greater or less than the Offer Price. Parent presently intends to effect a Short-Form Merger, if permitted to do so under the DGCL, pursuant to which Purchaser will be merged with and into the Company.

     Except as described above or elsewhere in this Offer to Purchase, Purchaser and Parent have no present plans that would relate to or result in an extraordinary corporate transaction involving the Company or any of their respective subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the Company Board or management, any material change in the Company's capitalization or dividend policy or any other material change in the Company's corporate structure or business.

MERGER AGREEMENT

     The following is a summary of material provisions of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement filed with the Commission as an exhibit to the Schedule TO and is incorporated herein by reference. Capitalized terms not otherwise defined below will have the meanings set forth in the Merger Agreement. The Merger Agreement may be examined, and copies obtained, as set forth in Section 8 of this Offer to Purchase.

     The Merger. Upon the terms and subject to the conditions set forth in the Merger Agreement, and, in accordance with the DGCL, at the Effective Time, Purchaser will be merged with and into the Company and the separate corporate existence of Purchaser will thereupon cease and the Company will continue as the surviving corporation.

     Further pursuant to the Merger Agreement, following the Merger, (x) the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time will be amended to read in its entirety like the Certificate of Incorporation of Purchaser, provided that Article First of the Certificate of Incorporation of Purchaser will be amended to read in its entirety as follows:
"FIRST: The name of the Corporation is "Sterling Commerce, Inc.," and, as so amended, will be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, and (y) the By-laws of Purchaser, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation until thereafter amended as provided by law, by such Certificate of Incorporation or by such By-laws.

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things, organization, standing and corporate power; subsidiaries; capital structure; authority to enter into the Merger Agreement; the absence of conflicts between the Merger Agreement and the Company's Certificate of Incorporation, By-laws, applicable laws and certain agreements to which the Company or its assets may be subject; required consents; filings with the Commission; financial statements; disclosures in any proxy statement documents; the absence of certain changes or events; compliance of the Company with applicable laws; litigation; benefit plans; labor and employment matters; taxes; stockholder votes; applicability of state takeover statutes; brokers; intellectual property; material contracts; real property and real property leases; the opinion of Goldman Sachs; the Rights Plan; and Year 2000 issues.

     In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to the Company with respect to, among other things, organization, standing and corporate power; authority to enter into the Merger Agreement; the absence of conflicts between the Merger Agreement and the Certificate of Incorporation and By-laws of each of Parent and Purchaser, applicable laws and certain agreements to which the Company or its assets may be subject; required consents; disclosures in any proxy statement documents; ownership of Shares; financing; and the Communications Act.

     Conditions to the Merger. The Merger Agreement provides that the respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions: (i) if required by applicable law, the Company Stockholder Approval will have been obtained; (ii) no judgment, order, decree, preliminary or permanent injunction, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing, enjoining or prohibiting the consummation of the Merger; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered; and (iii) Parent, Purchaser or their affiliates shall have accepted for payment and paid for all of the Shares tendered and not withdrawn pursuant to the Offer, except that this condition will not apply if Parent, Purchaser or their affiliates shall have failed to purchase Shares pursuant to the Offer in breach of their obligations under the Merger Agreement; provided, however, that none of Parent, Purchaser or the Company may rely on the failure of any condition set forth in this paragraph to be satisfied if such failure was caused by such party's failure to use reasonable best efforts to consummate the Offer, the Merger and the other Transactions.

     The Company Board. The Merger Agreement provides that promptly upon the purchase of and payment for any Shares by Parent or Purchaser pursuant to the Offer, Parent will be entitled to designate such number of directors, rounded up to the nearest whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding. In furtherance thereof, the Company will, upon request of Purchaser, promptly either increase the size of the Company Board or secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Parent's designees to be so elected to the Company Board, and will cause Parent's designees to be so elected. At such time, the Company will also cause persons designated by Parent to have proportionate (but not less than majority) representation on (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each subsidiary (as hereinafter defined) of the Company and (iii) each committee (or similar body) of each such board.

     The Merger Agreement further provides that in the event that Parent's designees are elected to the Company Board, until the Effective Time, the Company Board will have at least two directors who were directors on February 18, 2000 (the "Original Directors"); provided that, in such event, if the number of Original Directors will be reduced below two for any reason whatsoever, any remaining Original Directors (or Original Director, if there be only one remaining) will be entitled to designate persons to fill such vacancies who will be deemed to be Original Directors for purposes of the Merger Agreement or, if no Original Director then remains, the other directors will designate two persons to fill such vacancies who shall not be stockholders, affiliates or associates of Parent or Purchaser, and such persons shall be deemed to be Original Directors for purposes of the Merger Agreement. Notwithstanding anything in the Merger Agreement to the contrary, in the event that Parent's designees are elected to the Company Board prior to the Effective Time, the affirmative vote of a majority of the Original Directors will be required for the Company to (i) amend or terminate the Merger Agreement or agree or consent to any amendment or termination of the Merger Agreement, (ii) exercise or waive any of the Company's rights, benefits or remedies hereunder, (iii) extend the time for performance of Parent's and Purchaser's respective obligations hereunder or (iv) take any other action by the Company Board under or in connection with the Merger Agreement other than the actions necessary to effect the Company Stockholder Meeting (as defined below).

     Company Stockholder Meeting. Pursuant to the Merger Agreement, if required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, will, in accordance with applicable law: (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Company Stockholders Meeting") as promptly as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the approval and adoption of the Merger Agreement; (ii) prepare and file with the Commission a proxy statement and related proxy materials (the "Proxy Statement") and will cause such Proxy Statement to be mailed to stockholders of the Company at the earliest practicable date, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its outside counsel; (iii) include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger and the approval and adoption of the Merger Agreement and (iv) use its reasonable best efforts to solicit from holders of Shares proxies in favor of the Merger and will take all other action reasonably necessary or advisable to secure any vote or consent of stockholders required by Delaware law to effect the Merger. The Merger Agreement provides that Parent will provide the Company with the information concerning Parent and Purchaser required to be included in the Proxy Statement. Parent will vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of its other subsidiaries or affiliates controlled by Parent in favor of the approval of the Merger and the approval and adoption of the Merger Agreement.

     Company Stock Option Plans. The Merger Agreement provides that Parent and the Company will take all actions necessary to provide that each outstanding Company Stock Option granted under any Company Stock Option Plan which is outstanding immediately prior to the consummation of the Offer, whether or not such Company Stock Option is vested and exercisable immediately prior to the consummation of the Offer, will be canceled as of the day immediately following the consummation of the Offer and the holder thereof will be entitled to receive an amount in cash payable at the time of cancellation equal to the excess of (i) the product of (A) the excess, if any, of (x) the Offer Price over (y) the per share exercise price of such Company Stock Option multiplied by (B) the number of shares of Company Common Stock subject to such Company Stock Option over (ii) any income tax or employment tax withholding required under the Code.

     Conduct of Business. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, except as otherwise expressly permitted by the Merger Agreement or except as consented to by Parent (in its sole discretion), during the period from the date of the Merger Agreement to the earlier of the Effective Time and the appointment or election of Parent's designees to the Company Board (such earlier time, the "Control Time"), the Company will, and will cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use reasonable best efforts to preserve intact their current business organizations (other than internal organizational realignments), to keep available the services of their current officers and other key employees and to preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of the Merger Agreement to the Control Time, the Company will not, and will not permit any of its subsidiaries to: (i) other than dividends and distributions by a direct or indirect wholly owned subsidiary if the Company to its parent, (I) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (II) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of Company Common Stock upon the exercise of Company Stock Options under the Company Stock Option Plans or in connection with other awards under the Company Stock Option Plans outstanding as of February 18, 2000 in accordance with their present terms or issued in accordance with the terms of the Merger Agreement or the issuance of capital stock of the Company pursuant to the Rights Plan, (III) except pursuant to agreements entered into with respect to the Company Stock Option Plans, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (IV) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent;
(ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than Company Stock Options granted under clause (II) below or the issuance of Company Common Stock upon the exercise of Company Stock Options or in connection with other awards under the Company Stock Option Plans (I) outstanding as of January 31, 2000 in accordance with their present terms or (II) granted after January 31, 2000 in the ordinary course of business consistent with past practice (so long as such additional amount of Company Common Stock subject to Company Stock Options (A) does not exceed 250,000 shares of Company Common Stock in the aggregate, (B) does not vest, either in full or part, solely as a result of the transactions contemplated by the Merger Agreement, (C) is not granted to any Change in Control Individual and
(D) is not granted at an exercise price of less than the fair market value of the Company Common Stock at the date of grant); (iii) amend its Certificate of Incorporation, By-laws or other comparable organizational documents; (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any person; (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than the Company's Managed Systems Division pursuant to the MSD Agreement, a true and complete copy, including all exhibits and schedules, of which has been previously provided by the Company to Parent, or in the ordinary course of business consistent with past practice; (vi) except for borrowings under credit facilities or lines of credit existing on February 18, 2000, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any person other than its wholly owned subsidiaries, except in the ordinary course of business consistent with past practice and in amounts not material to the maker of such loan, advance, capital contribution or investment; (vii) take, or agree to commit to take, any action that would or is reasonably likely to result in any of the offer conditions or any of the conditions precedent to the Merger set forth in the Merger Agreement not being satisfied, or that would materially impair the ability of the Company, Parent, Purchaser or the holders of Shares to consummate the Offer or the Merger in accordance with the terms of the Merger Agreement or materially delay such consummation; (viii) make any capital expenditure or expenditures which exceed $25,000,000 in the aggregate; (ix) make or revoke any Tax election, settle or compromise any Tax liability material to the Company or any of its subsidiaries, or change (or make a request to any taxing authority to change) its Tax or accounting methods, policies, practice or procedures, except in each case as required by applicable law or generally accepted accounting principles; (x) except as required under existing Company Benefit Plans, (a) grant any employee, officer or director any increase in wages, bonus, severance, profit sharing, retirement, insurance or other compensation or benefits (other than an increase in wages in the ordinary course of business consistent with past practice for any individual other than a Change in Control Individual), (b) amend or terminate any Company Benefit Plan, (c) establish any new compensation or benefit plan or arrangement, (d) enter into any employment, consulting, retention, termination or severance agreement (other than in the ordinary course of business consistent with past practice for any individual other than a Change in Control Individual) or (e) enter into any change in control agreement; (xi) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary and usual course of business consistent with past practice or as required by generally accepted accounting principles;
(xii) (a) enter into any contract or agreement, other than in the ordinary course of business consistent with past practice, or amend in any material respect any of the Material Contracts or certain other specified agreements other than in the ordinary course of business; or (b) enter into any contract, agreement, commitment or arrangement providing for, or amend any contract, agreement, commitment or arrangement to provide for, the taking of any action that would be prohibited hereunder; (xiii) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, dischar ge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the consolidated financial statements of the Company and its subsidiaries or incurred in the ordinary and usual course of business consistent with past practice; (xiv) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby; (xv) enter into any agreement or arrangement that would limit or restrict the Surviving Corporation and its affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area; or (xvi) authorize, or commit or agree to take, any of the foregoing actions; provided that the limitations set forth in this paragraph (other than clause (i)) will not apply to any transaction between the Company and any wholly owned subsidiary or between any wholly owned subsidiaries of the Company.

     Indemnification. The Merger Agreement provides that Parent agrees to indemnify and hold harmless from liabilities for acts or omissions occurring at or prior to the Effective Time those classes of persons currently entitled to indemnification from the Company and its subsidiaries as provided in their respective Certificates of Incorporation or By-laws (or comparable organizational documents). Parent also agrees to advance expenses to any such person promptly upon receipt of an undertaking from such person that such expenses will be repaid should it be ultimately determined that such person is not entitled to indemnification. In addition, from and after the Effective Time, directors and officers of the Company who become directors or officers of Parent or any of its subsidiaries will be entitled to indemnification under Parent's or any of its subsidiaries' Certificates of Incorporation and By-laws, as the same may be amended from time to time in accordance with their terms and applicable law, and to all other indemnity rights and protections as are afforded to other directors and officers of Parent or any of its subsidiaries;

     The Merger Agreement further provides that for six years after the Effective Time, Parent will maintain in effect the Company's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on February 18, 2000; provided that Parent may substitute therefor policies of Parent or its subsidiaries containing terms with respect to coverage and amount no less favorable to such directors or officers; provided, further, that in no event will Parent be required to pay aggregate premiums for insurance in excess of 200% of the aggregate premiums paid by the Company in fiscal 1999 for such purpose.

     No Solicitation. Pursuant to the Merger Agreement, the Company has agreed that it and its subsidiaries and each of their respective affiliates, directors, officers, employees, agents and representatives (including without limitation any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries) will immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to any Company Takeover Proposal (as defined below). The Company will not, nor will it authorize or permit any of its subsidiaries to, nor will it authorize or permit any of its or its subsidiaries' affiliates, directors, officers, employees, agents or representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries) to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate, any inquiries, any expression of interest or the making of any proposal which constitutes any Company Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal; provided, however, that if, during the Initial Period (as defined herein), the Board of Directors of the Company (i) determines in good faith that such Company Takeover Proposal is a Company Superior Proposal and (ii) determines in good faith, after receiving advice of outside counsel, that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under the DGCL, and, prior to furnishing any non-public information to such person, the Company receives from such person an executed confidentiality agreement with provisions no less favorable to the Company (i.e., no less restrictive with respect to the conduct of such person) than the Confidentiality Agreement (as defined herein), the Company may, in response to a Company Takeover Proposal not solicited in violation of this paragraph and subject to providing prior written notice of its decision to take such action to Parent (the "Company Notice") and compliance with this paragraph, following delivery of the Company Notice (x) furnish information with respect to the Company and its subsidiaries to any person making such a Company Takeover Proposal (provided that such information has been previously delivered to Parent) and (y) participate in discussions or negotiations regarding such a Company Takeover Proposal. For purposes of the Merger Agreement, "Company Takeover Proposal" means any inquiry, proposal or offer from any person relating to any (r) direct or indirect acquisition or purchase (including by way of lease, exchange, sale, mortgage, pledge or otherwise, in a single transaction or series of related transactions) of substantial assets of the Company or any of its subsidiaries, taken as a whole, (s) direct or indirect acquisition or purchase (including by way of lease, exchange, sale, mortgage, pledge or otherwise, in a single transaction or series of related transactions) of 20% or more of any class of equity securities of the Company or any of its subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole,

(t) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company, (u) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, (v) acquisition by any person, after February 18, 2000, of be neficial ownership or the right to acquire beneficial ownership of, or the formation of any "group" (as such term is defined under Section 13(d) of the Exchange Act), that beneficially owns or has the right to acquire beneficial ownership of 20% or more of any class of equity securities of the Company, (x) adoption by the Company of a plan of liquidation, the declaration or payment by the Company of an extraordinary dividend on any of its shares of capital stock or the effectuation by the Company of a recapitalization or other type of transaction that would involve either a change in the Company's outstanding capital stock or a distribution of assets of any kind to the holders of such capital stock, (y) repurchase by the Company or any of its subsidiaries of shares of Company Common Stock, or (z) agreement to, or public announcement by the Company or any other person, entity or group of a proposal, plan or intention to do any of the foregoing, other than (i) the transactions contemplated by the Merger Agreement or (ii) the sale of the Company's Managed Systems Division pursuant to the MSD Agreement. For purposes of the Merger Agreement, the term "Initial Period" means the period from February 18, 2000 and continuing until 20 business days following the commencement of the Offer; provided, however, that if the Offer is extended beyond such 20 business day period by the Purchaser, and as of the date of such extension, the Company has not taken certain agreed upon actions to ensure that it operates in a manner consistent with those provisions of the Communications Act which are applicable to a "Bell Operating Company" or its affiliates and the Minimum Condition has not been met, the Initial Period will be extended until the earlier of (a) the time the Minimum Condition has been met and (b) 60 days from the commencement of the Offer.

     The Merger Agreement provides that except as expressly permitted by the terms discussed below, neither the Board of Directors of the Company nor any committee thereof will (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Company Takeover Proposal. Notwithstanding the foregoing, in the event that, during the Initial Period, the Board of Directors of the Company determines in good faith, after receiving advice from the Company's outside counsel that (i) the withdrawal, modification or change of its recommendation is necessary for the Board of Directors of the Company to comply with its fiduciary duties to the Company's stockholders under the DGCL and (ii) the Company Takeover Proposal is a Company Superior Proposal, the Board of Directors of the Company may (subject to this and the following sentences) (x) withdraw or adversely modify its approval or recommendation of the Transactions or the matters to be considered at the Company Stockholders Meeting, (y) approve or recommend such Company Superior Proposal and/or (z) simultaneously with the payment of the Termination Fee, terminate the Merger Agreement and, if it so chooses, enter into a Company Acquisition Agreement with respect to such Company Superior Proposal, but only after the third business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company is prepared to terminate the Merger Agreement and only if, during such three-day period, the Company and its advisors shall have negotiated in good faith with Parent to make such adjustments in the terms and conditions of the Merger Agreement as would enable Parent to proceed with the Transactions on such adjusted terms. For purposes of the Merger Agreement, a "Company Superior Proposal" means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company (excluding the Company's Managed Systems Division) and which the Board of Directors of the Company determines in its good faith judgment (after receiving and consistent with a written opinion from a financial advisor of nationally recognized reputation) to be more financially favorable to the Company's stockholders than the Offer and the Merger and for which financing, to the extent required, is then committed and which is not subject to any financing commitment.

     Pursuant to the Merger Agreement, the Company will promptly and in any event within 24 hours advise Parent orally and in writing of any Company Takeover Proposal or request for information relating to the Company or any of its subsidiaries, or for access to the properties, books or records of the Company or any of its subsidiaries by any person that is considering making, or has made, a Company Takeover Proposal and will keep Parent reasonably informed, on a current basis and in reasonable detail, of the status and details thereof and, if in writing, promptly deliver or cause to be delivered to Parent a copy of such proposal or request.

     Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval:

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company:

             (i) if the Offer shall have expired in accordance with the terms of the Merger Agreement without any Shares being purchased therein; provided, however, that the right to terminate the Merger Agreement under this subparagraph (b)(i) will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of Parent or Purchaser, as the case may be, to purchase the Shares pursuant to the Offer on or prior to such date;

             (ii) if any Restraint which in effect prevents, enjoins or prohibits the consummation of the Merger shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate the Merger Agreement pursuant to this subparagraph (b)(ii) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint;

          (c) by the Company:

             (i) if prior to the purchase of Shares pursuant to the Offer, Parent or Purchaser shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement or if any representation or warranty of Parent or Purchaser shall have become untrue, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Parent or Purchaser, as applicable, except, in any case, for such breaches, untruths or failures to perform which are not, in the Company's opinion, reasonably likely to adversely affect Parent's or Purchaser's ability to complete the Offer or the Merger;

             (ii) if the Board of Directors of the Company shall have exercised its termination rights pursuant to the terms of the Merger Agreement and in connection with the receipt of a Company Superior Proposal; provided that, in order for the termination of the Merger Agreement pursuant to this subparagraph (c)(ii) to be deemed effective, the Company shall have complied with the provisions of the Merger Agreement relating to the non-solicitation, including (A) the notice provisions therein and (B) the obligation to simultaneously pay to Parent the Termination Fee required; or

             (iii) if Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate the Merger Agreement pursuant to this subparagraph (c)(iii) if the cause of such failure was the Company's material breach of its obligations under the Merger Agreement;

          (d) by Parent or Purchaser:

             (i) if prior to the purchase of Shares pursuant to the Offer, the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement or if any representation or warranty of the Company shall have become untrue (except where the breach or untruth of such representations or warranties results from changes specifically permitted by the Merger Agreement or from any transaction expressly consented to in writing by Parent) which (A) would give rise to the failure of the offer conditions set forth in the Merger Agreement and described in Section 14 herein relating to Company representations and warranties and material agreements and covenants and (B) cannot be or has not been cured within 30 days after the giving of written notice to the Company;

             (ii) if, due to an occurrence not involving a breach by Parent or Purchaser of their respective obligations hereunder, which makes it impossible to satisfy any of the offer conditions set forth in the Merger Agreement and described in Section 14 hereof, Parent, Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer;

             (iii) if (a) the Board of Directors of the Company (or any committee thereof) withdraws or modifies its approval or recommendation of Merger or the Merger Agreement in a manner adverse to Parent, (b) the Board of Directors of the Company (or any committee thereof) shall have recommended to the stockholders of the Company any Company Takeover Proposal, (c) the Company fails to call or hold the Company Stockholder Meeting following the receipt by the Company of a Company Takeover Proposal, (d) the Board of Directors of the Company (or any committee thereof) shall have resolved to do any the foregoing, or (e) either Parent or Purchaser is entitled to terminate the Offer because the Company has entered into any Company Agreement with respect to any Company Superior Proposal in accordance with the terms of the Merger Agreement; or

             (iv) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Purchaser or their affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the Shares.

     Termination Fee. The Merger Agreement provides that in the event that (i) the Merger Agreement is terminated by the Company pursuant to subparagraph
(c)(ii) of the immediately preceding paragraph, (ii) the Merger Agreement is terminated by Parent pursuant to subparagraph (d)(iii) of the immediately preceding paragraph, (iii) the Merger Agreement is terminated by Parent or the Company pursuant to subparagraph (b)(i) of the immediately preceding paragraph solely as a result of the failure of the Minimum Condition to be satisfied and at or prior to such termination the Company has received one or more Company Takeover Proposals which at the time of such termination has not been absolutely and unconditionally withdrawn or abandoned or (iv) the Merger Agreement is terminated by Parent pursuant to subparagraph (d)(i) of the immediately preceding paragraph and such breach or failure to perform on the part of the Company is willful and prior to such termination the Company has received a Company Takeover Proposal, then promptly after such termination (and in any event within one business day, except that any payment of a termination fee will be paid simultaneously with, and be a necessary condition to, such termination), the Company will pay Parent a fee of $125 million by wire transfer of same day funds (the "Termination Fee").

     Additional Agreements; Employee Benefit Matters. Pursuant to the Merger Agreement, Parent agreed that individuals who are employed by the Company and its subsidiaries as of the Closing will remain employees of the Surviving Corporation and its subsidiaries immediately following the Closing. Parent also agreed to honor, and agreed to cause the Surviving Corporation to honor, and to make required payments when due under all Company Benefit Plans and all similar types of contracts, agreements, arrangements, policies and plans identified as "Other Benefit Plans" under the Merger Agreement, provided, that the Company shall have the right at any time to amend or terminate any such Company Benefit Plan or Other Benefit Plan in accordance with its terms. No section of the Merger Agreement limits the ability or right of the Company and its subsidiaries to terminate the employment of any of their respective employees after the

Closing (subject to any rights of any such employee pursuant to any Company Benefit Plan or any Other Benefit Plan).

     Parent further agreed that for purposes of all the Company Benefit Plans, the consummation of the transactions contemplated by the Merger Agreement will constitute a "Change in Control" of the Company (as that term is defined in such Company Benefit Plans). Parent therefore agreed (i) to cause the Company after consummation of the transactions contemplated by the Merger Agreement to pay all amounts provided under such Company Benefit Plans, as a result of a Change in Control of the Company in accordance with their terms, and (ii) to cause the Company to honor all rights, privileges and modifications to or with respect to any such Company Benefit Plans which became effective as a result of such Change in Control.

STOCKHOLDER'S AGREEMENT

     The following is a summary of the material terms of a Stockholder's Agreement (the "Stockholder's Agreement"), dated as of February 18, 2000, among Parent, Purchaser, Sterling L. Williams, Sam Wyly, Charles J. Wyly, Jr. and Warner C. Blow (each, a "Stockholder"). This summary is not a complete description of the terms and conditions of the Stockholder's Agreement and is qualified in its entirety by reference to the full text of the Stockholder's Agreement , which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to Schedule TO. The Stockholder's Agreement may be examined, and copies obtained, as set forth in Section 8 herein. Capitalized terms used in the summary below but not otherwise defined below have the meaning set forth in the Stockholder's Agreement.

     Voting Agreement. The Stockholder's Agreement provides that each Stockholder, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the holders of Company Common Stock, will vote his or her Shares (a) in favor of the approval and adoption of the Merger Agreement, the Merger and all the transactions contemplated by the Merger Agreement and the Stockholder's Agreement and any other actions required in furtherance of the Merger Agreement or the Stockholder's Agreement; and (b) against any Company Takeover Proposal and any actions in furtherance thereof (collectively, the "Voting Agreement Matters"). In connection therewith, each Stockholder will provide an irrevocable proxy with respect to the Voting Agreement Matters to Parent for the Shares which such Stockholder is entitled to vote at any meeting of stockholders of the Company or consent in lieu of such meeting.

     Agreement to Tender. The Stockholder's Agreement further provides that, if Parent or Purchaser commences the Offer, each Stockholder will validly tender, or cause to be validly tendered, all of the Shares then beneficially owned by such Stockholder to Parent or Purchaser, as applicable, as soon as practicable (and in any event within five business days) after the commencement of the Offer in accordance with the terms and conditions of the Offer. Each Stockholder further agreed not to withdraw such tendered Shares unless the Offer is terminated by Parent or Purchaser, as applicable. Each Stockholder will be entitled, upon consummation of the Offer, subject to and in accordance with the Offer's terms and conditions, to receive an amount equal to the Offer Price with respect to the tendered Shares.

     Covenants. The Stockholder's Agreement provides that each Stockholder will immediately cease any discussions or negotiations relating to a Company Takeover Proposal, other than with respect to the Transactions, with any parties conducted prior to February 18, 2000. Each Stockholder will not, directly or indirectly, and will instruct its Representatives not to, directly or indirectly
(i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries, any expression of interest or the making of any proposals which constitutes any Company Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal.

     Further, until and unless the Stockholder's Agreement has been terminated, each Stockholder may not, except as expressly provided for in the Stockholder's Agreement, (a) sell, exchange, pledge, encumber or otherwise transfer or dispose of, or agree to sell, exchange, pledge, encumber or otherwise transfer or dispose of, any of its Shares (which for avoidance of doubt will not include any Company Stock Option), or any interest therein, (b) deposit its Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy with respect thereto or (c) enter into any agreement, arrangement, understanding, or undertaking to do any of the foregoing. In addition, each Stockholder waived any appraisal or other rights to dissent from the Merger that such Stockholder may have been entitled to. The covenants and arrangements contained in the Stockholder's Agreement, and all rights and obligations of the parties thereunder terminate upon the termination of the Merger Agreement in accordance with its terms.

     Share Ownership. The number of Shares (or shares of Common Stock underlying Company Stock Options) subject to the terms and conditions of the Stockholder's Agreement owned by each of the Stockholders is as follows:

NAME                                                            SHARES
----                                                           ---------
Sterling L. Williams........................................   3,755,776
Warner C. Blow..............................................   1,609,031
Charles J. Wyly, Jr. .......................................     988,366
Sam Wyly....................................................   1,045,672

CONFIDENTIALITY AGREEMENT

     The following is a summary of the material provisions of a Confidentiality Agreement, dated November 19, 1999, between Parent and the Company (the "Confidentiality Agreement"). This summary is not a complete description of the terms and conditions of the Confidentiality Agreement and is qualified in its entirety by reference to the full text of the Confidentiality Agreement, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to Schedule TO. The Confidentiality Agreement may be examined, and copies obtained, as set forth in Section 8 herein. Capitalized terms used in the summary below but not otherwise defined below have the meanings set forth in the Confidentiality Agreement.

     Pursuant to the terms of the Confidentiality Agreement, the Company and Parent agreed to provide, among other things, for the confidential treatment of their discussions regarding the Offer and the Merger and the exchange of certain confidential information regarding the Company.

     In addition, Parent has agreed that for a period of one year from the date of the Confidentiality Agreement, without the prior written consent of the Company, neither Parent nor its Representatives will (i) propose to the Company or its Representatives, or propose to or discuss with any other person, or make any public disclosure concerning, any transaction between Parent and the Company or its security holders or involving any of its securities or security holders,
(ii) acquire or seek to acquire, or advise, assist or encourage any other person in acquiring or seeking to acquire, directly or indirectly, control of the Company or the Company Board or any securities, business or assets of the Company or any of its subsidiaries or (iii) request that the Company or its Representatives waive any of the restrictions described in this paragraph.

     Further, Parent agreed that for a period of two years from the date of the Confidentiality Agreement, without the prior written consent of the Company, (i) neither Parent nor its Representatives who have knowledge of the Merger Agreement, the Merger, the Offer or the other transactions contemplated thereby, will, directly or indirectly, solicit for employment in any capacity any employee of the Company or any of its subsidiaries and (ii) Parent will not, directly or indirectly, employ in any such capacity any employee of the Company or any of its subsidiaries with whom Parent has had contact or who became known to Parent during its evaluations of or discussions with the Company.

     Parent also agreed that it and its Representatives will not contact any employee, customer, competitor, supplier or joint venturer of the Company or its subsidiaries in connection with Parent's evaluation of the Company without the prior written approval of the Company.

     The Company agreed not to, directly or indirectly, employ in any capacity any employee of Parent or its subsidiaries with whom the Company has had contact or who became known to the Company during Parent's evaluation of or discussions with the Company for a period of two years from the date of the Confidentiality Agreement without the prior written consent of Parent.

APPRAISAL RIGHTS

     Holders of Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of Shares at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the DGCL, including the right to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Under Section 262 of the DGCL, dissenting stockholders of the Company who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger. THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER THE DGCL. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

RULE 13e-3

     The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger would be effected within one (1) year following consummation of the Offer and in the Merger stockholders would receive the same price per Share as paid in the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the Commission and disclosed to minority stockholders prior to consummation of the transaction.

     12. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by Purchaser and Parent to consummate the Offer and to pay related fees and expenses is estimated to be approximately $3,557,000,000; the total amount of funds required by Purchaser and Parent pursuant to the Merger to pay for the cash-out of all remaining Company Stock Options following the consummation of the Offer is estimated to be approximately $314,134,998. Purchaser will obtain the funds required to consummate such transactions with funds provided through capital contributions or advances made by Parent. Parent expects to fund any necessary capital contributions or advances to Purchaser through the use of cash on hand, existing lines of credit and other internally generated funds.

     The Offer is not subject to any financing arrangements.

     13. DIVIDENDS AND DISTRIBUTIONS. The Merger Agreement provides that the Company will not, and will not permit any of its subsidiaries to, between the date of the Merger Agreement and the earlier of the Effective Time and the appointment or election of Parent's designees to the Company Board, without the prior consent of Parent,

          (a) other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (I) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (II) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of Common Stock upon the exercise of Company Stock Options under the Company Stock Option Plans or in connection with other awards under the Company Stock Option Plans outstanding as of February 18, 2000 in accordance with their present terms or issued pursuant to paragraph
     (b) below or the issuance of capital stock of the Company pursuant to the Rights Plan,

     (III) except pursuant to agreements entered into with respect to the Company Stock Option Plans, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (IV) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such; or

          (b) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than Company Stock Options granted under clause (II) below or the issuance of Common Stock upon the exercise of Company Stock Options or in connection with other awards under the Company Stock Option Plans (I) outstanding as of January 31, 2000 in accordance with their present terms or (II) granted after January 31, 2000 in the ordinary course of business consistent with past practice (so long as such additional amount of Common Stock subject to Company Stock Options (A) does not exceed 250,000 shares of Common Stock in the aggregate, (B) does not vest, either in full or part, solely as a result of the transactions contemplated by the Merger Agreement, (C) is not granted to any individuals directly or indirectly receiving payments or otherwise benefiting under certain change of control agreements of the Company and (D) is not granted at an exercise price of less than the fair market value of the Common Stock at the date of grant).

     14. CERTAIN CONDITIONS OF THE OFFER. For the purposes of this Section 14, capitalized terms used but not defined herein will have the meanings set forth in the Merger Agreement. Notwithstanding any other provisions of the Offer, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act, and certain foreign competition statutes has not expired or terminated, (ii) the Minimum Condition has not been satisfied, (iii) the Company has failed to take certain agreed-upon actions required to ensure compliance with the Communications Act or (iv) at any time on or after the date of the Merger Agreement and (except in the case of clause (b)) continuing in effect immediately prior to the expiration of the Offer, any of the following events will occur (other than as a result of any action or inaction of Parent or any of its subsidiaries which constitutes a breach of the Merger Agreement):

          (a) there shall be any statute, rule, regulation, judgment, order or injunction issued, enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger or any other action shall be taken by any Governmental Entity (other than actions taken by any Governmental Entity pursuant to any state or federal antitrust law, including without limitation the HSR Act, or the Communications Act) (i) prohibiting or imposing any material limitations on Parent's or Purchaser's ability to exercise ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, (ii) challenging the acquisition by Parent or Purchaser of any Shares under the Offer, or restraining or prohibiting the making or consummation of the Offer, the Merger or the performance of any of the other Transactions, (iii) imposing material limitations on the ability of Purchaser, or rendering Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger or (iv) imposing material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, including without limitation the approval and adoption of the Merger Agreement and the Transactions;

          (b) the Company shall have entered into any Company Acquisition Agreement with respect to any Company Superior Proposal;

          (c) (i) any of the representations and warranties of the Company set forth in the Merger Agreement (without giving effect to any materiality or material adverse change or material adverse effect qualification set forth therein) shall not be true and correct as of the expiration of the Offer, except where the failure of such representations and warranties to be so true and correct results from changes specifically permitted by the Merger Agreement or from any transaction expressly consented to in writing by Parent or, in the aggregate, does not have a material adverse effect on the Company; or (ii) the representations and warranties of the Company with respect to capital structure and the declaration of dividends shall be untrue or incorrect in any material respect, except where the failure of such representations and warranties to be true and correct results from changes specifically permitted by the Merger Agreement or from any transaction expressly consented to in writing by Parent;

          (d) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement at or immediately prior to consummation of the Offer;

          (e) the Merger Agreement shall have been terminated in accordance with its terms;

          (f) there shall have occurred any material adverse effect on the Company or there shall have occurred any change, condition, event or development that would reasonably be expected to have a material adverse effect on the Company;

          (g) Parent and the Company shall have agreed (in their respective sole discretion) that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder; or

          (h) there shall have occurred a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States which, in either case, prohibits Parent's or Purchaser's bank lenders from furnishing to them the funds necessary to pay for the Shares upon consummation of the Offer, which in the reasonable judgment of Parent or Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser other than any action or inaction by Parent or Purchaser which constitutes a breach of the Merger Agreement) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

     Under the Merger Agreement, "material adverse change" or "material adverse effect" means, when used in connection with the Company or Parent, any change, effect, event, occurrence or state of facts that is materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole other than any change, effect, event or occurrence relating to (i) the economy or securities markets of the United States or any other region in general, (ii) the Merger Agreement or the transactions contemplated thereby or the announcement thereof or (iii) the industry in which the Company or Parent, as the case may be, operates in general, and not specifically relating to the Company or Parent or their respective subsidiaries.

     The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such condition (other than as a result of any action or inaction of Parent or any of its subsidiaries which constitutes a breach of the Merger Agreement) or may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

     15. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS. Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Company with the Commission and other publicly available information regarding the Company, Purchaser is not aware of any licenses or regulatory permits that would be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or, except to the extent required by any foreign regulatory authorities, any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business, or that certain parts of the Company's or Purchaser's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. Purchaser's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to governmental actions. See the Introduction and Section 14 for a description of certain conditions to the Offer, including with respect to litigation and governmental actions.

     State Takeover Laws. A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. In Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     Parent and Purchaser do not believe that the antitakeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer, and except as described herein, Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or might be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14.

     Antitrust. Under the HSR Act, and the rules and regulations that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of shares pursuant to the Offer is subject to such requirements. On February 25, 2000, Purchaser filed a Premerger Notification and Report Form with the Antitrust Division and the FTC in connection with the purchase of Shares pursuant to the Offer.

     Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar-day waiting period following the filing by Purchaser, unless such waiting period is earlier terminated by the FTC and the Antitrust Division. Accordingly, the waiting period under the HSR Act which is applicable to the Offer will expire at 11:59 p.m., New York City time, on March 11, 2000, unless earlier terminated by the Antitrust Division and the FTC or Purchaser receives a request for additional information or documentary material from the Antitrust Division or the FTC prior thereto. If either the FTC or the Antitrust Division were to request additional information or documentary material from Purchaser, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance with such request by Purchaser. Thereafter, the waiting period could be extended only by court order or with the consent of Purchaser. The additional 10-calendar-day waiting period may be terminated sooner by the FTC and the Antitrust Division. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request made to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period with respect to the Offer.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after Purchaser's purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer, the divestiture of Shares purchased pursuant to the Offer or the divestiture of substantial assets of the Company or Purchaser. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. See Section 14. In addition, the parties may also be subject to certain foreign competition statutes.

     Based upon an examination of publicly available information provided by the Company relating to the businesses in which the Company is engaged, Parent and Purchaser believe the acquisition of Shares pursuant to the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 14.

     16. CERTAIN FEES AND EXPENSES.

     Lazard is acting as Dealer Manager in connection with the Offer, and served as investment banker to Parent in connection with the proposed acquisition of the Company under an agreement dated February 16, 2000. Parent has agreed to pay Lazard a fee for its services of $10 million structured and payable as follows:
(i) $2.5 million upon announcement of the proposed transaction, and (ii) the remaining $7.5 million upon the consummation of the Merger. In addition, Parent has agreed to reimburse Lazard for all reasonable expenses incurred in connection with such engagement, including fees of outside counsel and of other professional advisors and to indemnify Lazard and certain related persons against certain liabilities and expenses, including certain liabilities under the federal securities laws. In the ordinary course or its business, Lazard and its affiliates may actively trade in the Shares for its own account and for the account of its customers, and accordingly, may at any time hold a long or short positions in the Shares.

     Georgeson Shareholder Communications Inc. has been retained by Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners. Customary compensation will be paid for all such services in addition to reimbursement of reasonable out-of-pocket expenses. Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses, including liabilities under the federal securities laws.

     In addition, BankBoston, N.A. has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.

     Except as set forth above, Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Dealer Manager for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

     17. MISCELLANEOUS. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     Purchaser has filed with the Commission the Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission in the same manner as described in Section 8 with respect to information concerning the Company, except that they will not be available at the regional offices of the Commission.

     No person has been authorized to give any information or to make any representation on behalf of Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, any such information or representation must not be relied upon as having been authorized. Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Purchaser or the Company since the date as of which information is furnished or the date of this Offer to Purchase.

                                            SBC SILVER, INC.

February 25, 2000

                                   SCHEDULE I

            DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT.

     The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent. The business address and telephone number of each such person is c/o SBC Communications Inc., 175 E. Houston, San Antonio, Texas 78205-2233, (210) 821-4105. Except as otherwise disclosed below, each person listed below is a citizen of the United States.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                           MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                           --------------------------------------------------
CLARENCE C. BARKSDALE.....................  Clarence C. Barksdale, age 67, is Vice Chairman, Board
Director since 1983                         of Trustees, Washington University, St. Louis, Missouri.
                                            Mr. Barksdale was Chairman of the Board and Chief
                                            Executive Officer of Centerre Bancorporation from 1978
                                            to 1988 and Chairman of the Board of Centerre Bank N.A.
                                            from February 1985 through December 1988. Mr. Barksdale
                                            was Vice Chairman of Boatmen's Bancshares, Inc., from
                                            January through June 1989. Mr. Barksdale served as a
                                            Director of Southwestern Bell Telephone Company from
                                            1982 to 1983. He is a member of the Audit Committee and
                                            the Corporate Public Policy and Environmental Affairs
                                            Committee.
JAMES E. BARNES...........................  Mr. Barnes, age 66, retired. Mr. Barnes was Chairman of
Director since 1990                         the Board, President and Chief Executive Officer of
                                            MAPCO Inc., Tulsa, Oklahoma from 1986 until 1999. Mr.
                                            Barnes is a Director of BOK Financial Corporation;
                                            Kansas City Southern Industries, Inc.; and Parker
                                            Drilling Company. He is a member of the Audit Committee
                                            and the Corporate Development Committee.
AUGUST A. BUSCH III.......................  Mr. Busch, age 62, is Chairman of the Board and
Director since 1983                         President of Anheuser-Busch Companies, Inc., St. Louis,
                                            Missouri. He served as a Director of Southwestern Bell
                                            Telephone Company from 1980 to 1983. Mr. Busch is a
                                            Director of Anheuser-Busch Companies, Inc.; Emerson
                                            Electric Co.; and General American Life Insurance
                                            Company; and an Advisory Member of the Boards of
                                            Directors of Grupo Modelo, S.A. de C.V. and Diblo, S.A.
                                            de C.V. He is a member of the Corporate Development
                                            Committee, the Executive Committee and the Human
                                            Resources Committee.
ROYCE S. CALDWELL.........................  Mr. Caldwell, age 61, is President -- SBC Operations,
Director since 1997                         and has served in this capacity since July 1995. Mr.
                                            Caldwell was President and Chief Executive Officer of
                                            Southwestern Bell Telephone Company from April 1994 to
                                            June 1995. He was President -- Customer Services,
                                            Southwestern Bell Telephone Company, from July 1992 to
                                            March 1994. He is a Director of Cullen/Frost Bankers,
                                            Inc.; Pacific Bell; and Southwestern Bell Telephone
                                            Company. Mr. Caldwell is also a member of the
                                            Telecommunications Board of Advisors of Compaq Computer
                                            Corporation. He is a member of the Executive Committee
                                            and the Finance/Pension Committee.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                           MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                           --------------------------------------------------
JAMES W. CALLAWAY.........................  Mr. Callaway, age 53, has held high-level managerial positions with Parent or its subsidiaries for more than
                                            the past five years, most recently as Group
                                            President -- SBC Services since November 1999.
RUBEN R. CARDENAS.........................  Mr. Cardenas, age 68, is a partner in the law firm of
Director since 1983                         Cardenas, Whitis & Stephen, L.L.P., McAllen, Texas. He
                                            served as a Director of Southwestern Bell Telephone
                                            Company from 1975 to 1983. Mr. Cardenas is a Director of
                                            Cullen/Frost Bankers, Inc. He is the Chairman of the
                                            Audit Committee and a member of the Corporate Public
                                            Policy and Environmental Affairs Committee.
CASSANDRA C. CARR.........................  Ms. Carr, age 55, has held high-level managerial positions with Parent or its subsidiaries for more than
                                            the past five years, most recently as Senior Executive
                                            Vice President -- External Affairs since October 1998.
WILLIAM P. CLARK..........................  Mr. Clark, age 68, is Chief Executive Officer of Clark
Director since 1997                         Company, Paso Robles, California, and since December
                                            1996 has been Senior Counsel to the law firm of Clark,
                                            Cali and Negranti. He is a retired California Supreme
                                            Court Justice and former Secretary of the United States
                                            Department of the Interior. He served as a Director of
                                            Pacific Telesis Group from 1985 to 1997. He is a
                                            Director of the Irish Investment Fund and Lawter
                                            International Inc. He is a member of the Corporate
                                            Development Committee and the Corporate Public Policy
                                            and Environmental Affairs Committee.
MARTIN K. EBY, JR. .......................  Mr. Eby, age 65, is Chairman of the Board and Chief
Director since 1992                         Executive Officer of The Eby Corporation, Wichita,
                                            Kansas. He is a Director of Intrust Bank, N.A. and
                                            Intrust Financial Corporation. He is a member of the
                                            Audit Committee and the Finance/Pension Committee.
JAMES D. ELLIS............................  Mr. Ellis, age 56, has served as Senior Executive Vice
                                            President and General Counsel since March 1989.
CHARLES E. FOSTER.........................  Mr. Foster, age 63, has held high-level managerial positions with Parent or its subsidiaries for more than
                                            the past five years, most recently as Group
                                            President -- SBC since July 1995.
HERMAN E. GALLEGOS........................  Mr. Gallegos, age 69, is an independent management
Director since 1997                         consultant. Mr. Gallegos was a Director of Gallegos
                                            Institutional Investors Corporation from 1990 to August
                                            1994. He served as an alternate U.S. Public Delegate to
                                            the 49th United Nations General Assembly from 1994 to
                                            1995. He served as a Director of Pacific Telesis Group
                                            from 1983 to 1997. He is a Director of UnionBanCal
                                            Corporation. He is a member of the Audit Committee and
                                            the Corporate Public Policy and Environmental Affairs
                                            Committee.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                           MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                           --------------------------------------------------
JESS T. HAY...............................  Mr. Hay, age 69, is Chairman of the Texas Foundation for
Director since 1986                         Higher Education and Chairman of HCB Enterprises Inc. (a
                                            private investment firm), Dallas, Texas. Mr. Hay was
                                            Chairman and Chief Executive Officer of Lomas Financial
                                            Group from 1969 until December 1994. He is a Director of
                                            Exxon Corporation; Trinity Industries, Inc.; and Viad
                                            Corp. He is a member of the Audit Committee and Chairman
                                            of the Human Resources Committee.
CARLOS SLIM HELU..........................  Mr. Helu, age 60, is Chairman of the Board of Telefonos
Director since 1993                         de Mexico, S.A. de C.V. and Chairman of the Board of
                                            Carson Global Telecom, S.A. de C.V., Mexico. He is also
                                            Chairman Emeritus of Grupo Carso, S.A. de C.V., having
                                            served as Chairman of the Board from October 1990 to
                                            October 1998. He is a Director of Carso Global Telecom,
                                            S.A. de C.V.; Grupo Financiero Inbursa, S.A. de C.V.;
                                            Philip Morris Companies Inc.; and Telefonos de Mexico,
                                            S.A. de C.V. He is a member of the Corporate Public
                                            Policy and Environmental Affairs Committee and the
                                            Finance/Pension Committee. Mr. Helu is a citizen of
                                            Mexico.
JAMES A. HENDERSON........................  Mr. Henderson, age 65, was Chairman of the Board from
Director since 1999                         1995 and Chief Executive Officer from 1994 of Cummins
                                            Engine Company, Inc., Columbus, Indiana, until his
                                            retirement in December 1999. He served as a Director of
                                            Ameritech Corporation from 1983 to 1999. He is a
                                            Director of International Paper Company; Rohm and Haas
                                            Company; and Ryerson Tull, Inc. He is a member of the
                                            Audit Committee and the Finance/ Pension Committee.
BOBBY R. INMAN............................  Mr. Inman, age 68, Admiral, United States Navy, Retired.
Director since 1985                         Admiral Inman served as Vice Admiral, United States
                                            Navy, and Director, National Security Agency, from 1977
                                            to 1981, and as Admiral, United States Navy, and Deputy
                                            Director, Central Intelligence Agency, from 1981 to
                                            1982. Admiral Inman is a Director of Fluor Corporation;
                                            Science Applications International Corporation;
                                            Temple-Inland Inc.; and Xerox Corporation. He is the
                                            Chairman of the Finance/Pension Committee and a member
                                            of the Human Resources Committee.
KAREN E. JENNINGS.........................  Ms. Jennings, age 49, has served as Senior Executive
                                            Vice President -- Human Resources since October 1998.
                                            Prior to that, she held responsible managerial positions
                                            with Parent.
JAMES S. KAHAN............................  Mr. Kahan, age 52, has served as Senior Executive Vice
                                            President -- Corporate Development since July 1993.
DONALD E. KIERNAN.........................  Mr. Kiernan, age 59, has serve as Senior Executive Vice
                                            President, Chief Financial Officer and Treasurer since
                                            July 1993.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                           MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                           --------------------------------------------------
CHARLES F. KNIGHT.........................  Mr. Knight, age 64, is Chairman and Chief Executive
Director since 1983                         Officer of Emerson Electric Co., St. Louis, Missouri. He
                                            served as a Director of Southwestern Bell Telephone
                                            Company from 1974 to 1983. Mr. Knight is a Director of
                                            Anheuser-Busch Companies, Inc.; BP Amoco p.l.c., London,
                                            England; Emerson Electric Co.; International Business
                                            Machines Corporation; and Morgan Stanley Dean Witter &
                                            Co. He is the Chairman of the Corporate Development
                                            Committee and a member of the Executive Committee and
                                            the Finance/Pension Committee.
LYNN M. MARTIN............................  Ms. Martin, age 60, is Chair of the Council for the
Director since 1999                         Advancement of Women and Advisor to the firm of Deloitte
                                            & Touche LLP, Chicago, Illinois, and is a professor at
                                            the J.L. Kellogg Graduate School of Management,
                                            Northwestern University. Ms. Martin served as U.S.
                                            Secretary of Labor from 1991 to 1993, and as a member of
                                            the U.S. House of Representatives from Illinois from
                                            1981 to 1991. She served as a Director of Ameritech
                                            Corporation from 1993 to 1999. She is a Director of
                                            certain Dreyfus Funds; Harcourt General, Inc.; The
                                            Proctor and Gamble Company; Ryder System, Inc.; and TRW
                                            Inc. She is a member of the Corporate Public Policy and
                                            Environmental Affairs Committee and the Finance/Pension
                                            Committee.
JOHN B. MCCOY.............................  Mr. McCoy, age 56, was Chairman from November 1999 and
Director since 1999                         Chief Executive Officer from October 1998 of BANK ONE
                                            CORPORATION, Chicago, Illinois, until his retirement in
                                            December 1999. Mr. McCoy served as Chairman and Chief
                                            Executive Officer of BANC ONE CORPORATION from 1987 to
                                            1998. He served as a Director of Ameritech Corporation
                                            from 1991 to 1999. He is a Director of Cardinal Health,
                                            Inc. and Federal Home Loan Mortgage Corporation. He is a
                                            member of the Corporate Development Committee and the
                                            Human Resources Committee.
MARY S. METZ..............................  Dr. Metz, age 62, is President of S. H. Cowell
Director since 1997                         Foundation, San Francisco, California, and has served in
                                            this capacity since January 1999. Dr. Metz was Dean of
                                            University Extension of the University of California,
                                            Berkeley, from July 1991 until August 1998, and is
                                            President Emerita of Mills College. She served as a
                                            Director of Pacific Telesis Group from 1986 to 1997. She
                                            is a Director of Longs Drug Stores Corporation; Pacific
                                            Gas and Electric Company; and UnionBanCal Corporation.
                                            She is a member of the Audit Committee.
EDWARD A. MUELLER.........................  Mr. Mueller, age 52, has held high-level managerial positions with Parent or its subsidiaries for more than
                                            the past five years, most recently as President -- SBC
                                            International Operations since November 1999.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                           MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                           --------------------------------------------------
TONI REMBE................................  Ms. Rembe, age 63, is a partner in the law firm of
Director since 1998                         Pillsbury Madison & Sutro LLP, San Francisco,
                                            California. Ms. Rembe had served as an Advisory Director
                                            of Parent from April 1997 to January 1998. She served as
                                            a Director of Pacific Telesis Group from 1991 to 1997.
                                            She is a Director of Potlatch Corporation and
                                            Transamerica Corporation. She is a member of the
                                            Corporate Public Policy and Environmental Affairs
                                            Committee.
S. DONLEY RITCHEY.........................  Mr. Ritchey, age 66, is Managing Partner of Alpine
Director since 1997                         Partners, Danville, California. Mr. Ritchey was Chief
                                            Executive Officer and Chairman of the Board of Lucky
                                            Stores, Inc. from 1980 to 1986. He served as a Director
                                            of Pacific Telesis Group from 1984 to 1997. He is a
                                            Director of The McClatchy Company. He is a member of the
                                            Finance/Pension Committee and the Human Resources
                                            Committee.
JOYCE M. ROCHE............................  Ms. Roche, age 52, is an independent consultant. Ms.
Director since 1998                         Roche was President and Chief Operating Officer of
                                            Carson, Inc. from 1996 to 1998. Ms. Roche was Executive
                                            Vice President of Global Marketing of Carson, Inc. from
                                            1995 to 1996 and Vice President -- Global Marketing of
                                            Avon Products, Inc. from 1993 to 1994. She served as a
                                            Director of Southern New England Telecommunications
                                            Corporation from May 1997 to October 1998. She is a
                                            Director of Anheuser-Busch Companies, Inc. and
                                            Tupperware Corporation. She is a member of the Audit
                                            Committee and the Corporate Public Policy and
                                            Environmental Affairs Committee.
RICHARD M. ROSENBERG......................  Mr. Rosenberg, age 69, retired. Mr. Rosenberg was
Director since 1997                         Chairman of the Board of BankAmerica Corporation from
                                            January 1996 to May 1996 and was Chairman of the Board
                                            and Chief Executive Officer from May 1990 to December
                                            1995. He served as a Director of Pacific Telesis Group
                                            from 1994 to 1997. He is a Director of Airborne Freight
                                            Corporation; BankAmerica Corporation; Northrop Grumman
                                            Corporation; and Potlatch Corporation. He is a member of
                                            the Corporate Development Committee and the
                                            Finance/Pension Committee.
STANLEY T. SIGMAN.........................  Mr. Sigman, age 52, has held high-level managerial positions with Parent or its subsidiaries for more than
                                            the past five years, most recently as Group
                                            President -- SBC National Operations since November
                                            1999.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                           MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                           --------------------------------------------------
LAURA D'ANDREA TYSON......................  Dr. Tyson, age 52, is Dean of the Walter A. Haas School
Director since 1999                         of Business at the University of California at Berkeley,
                                            and has served in this capacity since 1998. Dr. Tyson
                                            has also served as Director of LECG-Navigant Consulting,
                                            Inc., Emeryville, California, since 1997. Dr. Tyson
                                            served as Professor of Economics at the University of
                                            California at Berkeley from 1997 to 1998. She served as
                                            National Economic Adviser to the President of the United
                                            States from 1995 to 1996 and as Chair of the White House
                                            Council of Economic Advisers from 1993 to 1995. She
                                            served as a Director of Ameritech Corporation from 1997
                                            to 1999. She is a Director of Eastman Kodak Company; Fox
                                            Entertainment Group, Inc.; Human Genome Sciences, Inc.;
                                            and Morgan Stanley Dean Witter & Co. She is a member of
                                            the Audit Committee and the Finance/Pension Committee.
PATRICIA P. UPTON.........................  Mrs. Upton, age 61, is President and Chief Executive
Director since 1993                         Officer of Aromatique, Inc., Heber Springs, Arkansas.
                                            She is a member of the Audit Committee and the Corporate
                                            Public Policy and Environmental Affairs Committee.
EDWARD E. WHITACRE, JR. ..................  Mr. Whitacre, age 58, is Chairman of the Board and Chief
Director since 1986 Chairman since 1990     Executive Officer and has served in this capacity since
                                            January 1990. He is a Director of Anheuser-Busch
                                            Companies, Inc.; Burlington Northern Santa Fe
                                            Corporation; Emerson Electric Co.; and The May
                                            Department Stores Company. He is the Chairman of the
                                            Executive Committee and a member of the Corporate
                                            Development Committee and the Finance/Pension Committee.

     In addition, Gilbert F. Amelio, age 57, has served as an Advisory Director since 1997. Dr. Amelio is a Partner and Director of The Parkside Group, LLC, and Principal of Aircraft Ventures, LLC. He has served as a Director of Pacific Telesis Group from 1995 to 1997. He is a Director of Phase Metrics, Inc.

2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER.

     The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. The business address of each such person is c/o SBC Communications Inc., 175 E. Houston, San Antonio, Texas 78205-2233, (210) 821-4105. Each of the persons listed below are citizens of the United States.

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                           MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                           --------------------------------------------------
RICHARD C. DIETZ..........................   Mr. Dietz, age 53, is President and has been a Director
                                             since February 2000. He has held high-level managerial
                                             positions with SBC Communications for more than the
                                             past five years. He has served as President of SBC
                                             Global Markets since December 1999.
JAMES S. KAHAN............................   Vice President and Director. See Part I of this
                                             Schedule I.

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                           MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                           --------------------------------------------------
STEVEN McGAW..............................   Mr. McGaw, age 38, is a Vice President of SBC Silver.
                                             He is also Managing Director -- Corporate Development
                                             of SBC Communications since December 1998. Previously,
                                             he was Vice President -- Business Marketing of SBC
                                             Operations from August 1997 to December 1998 and
                                             Regional Vice President - Major Accounts of SWBT,
                                             Dallas from August 1996 to August 1997. Mr. McGaw also
                                             served a Director -- Corporate Development for SBC
                                             Communications from January 1991 to August 1996.
MICHAEL D. WAGNER.........................   Mr. Wagner, age 54, is Vice President and Treasurer. He
                                             also Executive Director -- Corp. Finance of SBC
                                             Communications since May 1998. Previously, he was Chief
                                             Financial Officer, SBC International, Inc. from
                                             December 1997 to April 1998; Director -- Services
                                             Implementation, SBC Services, Inc. from June 1996 to
                                             November 1997; and Director -- Investor Relations of
                                             SBC Communications from January 1991 to May 1996.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:
                                BANKBOSTON, N.A.

                  By Mail:                               By Hand/Overnight Delivery:
              BankBoston, N.A.                  Securities Transfer & Reporting Services, Inc.
              Corporate Actions                            c/o Boston Equiserve, LP
                P.O. Box 8029                              100 William St./Galleria
            Boston, MA 02266-8029                             New York, NY 10038

                          By Facsimile Transmissions:
                        (for Eligible Institutions only)
                                  781-575-2232
                        For Information (call collect):
                                  781-575-3120

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                   Georgeson Shareholder Communications Inc.
                                17 State Street
                               New York, NY 10004
                Bankers and Brokers Call Collect: (212) 440-9800
                         Call Toll Free: (800) 223-2064

                      THE DEALER MANAGER FOR THE OFFER IS:

                            Lazard Freres & Co. LLC
                              30 Rockefeller Plaza
                            New York, New York 10020
                          (212)632-6717 (call collect)